                                                               Exhibit (a)(1)(A)

                             CONEXANT SYSTEMS, INC.

                                OFFER TO EXCHANGE
                               OUTSTANDING OPTIONS
                            TO PURCHASE COMMON STOCK
                               NOVEMBER 12, 2004

                             CORPORATE HEADQUARTERS:
                              4000 MACARTHUR BLVD.
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 483-4600

               FOR QUESTIONS REGARDING THIS OFFER, PLEASE CONTACT:

                             CONEXANT SYSTEMS, INC.
                     4000 MACARTHUR BLVD., MAIL STOP K01-115
                             NEWPORT BEACH, CA 92660
                         ATTENTION: STOCK ADMINISTRATION
                            TELEPHONE: (949) 483-4525
                            FACSIMILE: (949) 483-4525
                            STOCK.ADMIN@CONEXANT.COM

THE OFFER............................................................................................................        1

1.       NUMBER OF OPTIONS; EXPIRATION DATE..........................................................................        1

2.       PURPOSE OF THE OFFER........................................................................................        3

3.       PROCEDURES..................................................................................................        4

4.       CHANGE IN ELECTION; WITHDRAWAL..............................................................................        6

5.       ACCEPTANCE OF ELIGIBLE OPTION GRANTS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS......        7

6.       CONDITIONS OF THE OFFER.....................................................................................        7

7.       PRICE RANGE OF COMMON STOCK.................................................................................       10

8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS............................................       10

9.       INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE
         OPTION GRANTS...............................................................................................       14

10. STATUS OF ELIGIBLE OPTION GRANTS ACQUIRED BY US IN THE OFFER.....................................................       15

11. LEGAL MATTERS; REGULATORY APPROVALS..............................................................................       16

12. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES....................................................................       17

13. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT...................................................................       19

14. FEES AND EXPENSES................................................................................................       20

15. INFORMATION ABOUT US.............................................................................................       20

16. ADDITIONAL INFORMATION...........................................................................................       24

17. MISCELLANEOUS....................................................................................................       25

SCHEDULE A...........................................................................................................      A-1

SCHEDULE B...........................................................................................................      B-1

QUESTIONS AND ANSWERS................................................................................................    Q&A-1

                             CONEXANT SYSTEMS, INC.

                      OFFER TO EXCHANGE OUTSTANDING OPTIONS

           THE OFFER EXPIRES AT 5:00 P.M., U.S. PACIFIC STANDARD TIME,
                ON DECEMBER 13, 2004, UNLESS WE EXTEND THE OFFER

         We are offering our employees holding Eligible Option Grants the opportunity to tender to the Company all outstanding options to purchase shares of our common stock that were granted under certain of our option plans (the Company Option Plans) and that have an exercise price that is equal to or greater than $5.00 per share (the Eligible Option Grants) (the Offer). If the Company accepts the Eligible Option Grants tendered by employees, those Eligible Option Grants will be cancelled and exchanged for Replacement Options. If you wish to accept this Offer, you must complete an election form agreeing to exchange your Eligible Option Grants for Replacement Options. In addition, if you wish to accept this Offer, you must agree to exchange all of your options that were granted in the 6-month period immediately preceding the date on which this Offer is first provided to you (the Commencement Date) - even if the exercise price of any of those options is less than $5.00 per share. This Offer is currently expected to expire at 5:00 p.m., U.S. Pacific Standard Time, on December 13, 2004, unless we extend the Offer to a later date (the Expiration
Date). In other words:

      - You may tender outstanding options that have an exercise price that is equal to or greater than $5.00 per share for exchange.

      - If you elect to tender for exchange outstanding options that have an exercise price that is equal to or greater than $5.00 per share, then you must also agree to exchange all of your options that were granted in the 6-month period immediately preceding the Commencement Date - even if the exercise price of any of those options is less than $5.00 per share.

For example, based on a Commencement Date of November 12, 2004, if you elect to participate in this Offer, then you must agree to exchange all of your options that were granted on or after May 12, 2004 -- even if the exercise price of any of those options is less than $5.00 per share. Your Replacement Options will cover the same number of shares covered by the Eligible Option Grants that you tender for exchange, including any options granted to you in the 6-month period immediately preceding the Commencement Date that are cancelled because of your election to tender Eligible Option Grants.

      The Replacement Options will be granted on June 14, 2005, or on a later date if the Expiration Date is extended or if we postpone the acceptance of Eligible Option Grants beyond December 13, 2004 (the Replacement Option Grant
Date), and will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date (or, if no sales are reported on such date, then the closing price of our common stock on the first day prior to such date on which there is a reported sale). Your Replacement Options will cover the same number of shares covered by the Eligible Option Grants that you tender for exchange.

      We are making this offer upon the terms, and subject to the conditions, described in this Offer to Exchange (including Schedules A and B hereto) and in the related Questions and Answers attached to this Offer to Exchange. Together, as they may be amended from time to time, these documents constitute the Offer. Without limiting the preceding sentence, this Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

      ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS.

      Shares of our common stock are quoted on Nasdaq under the symbol "CNXT". On October 31, 2004, the closing price of our common stock as reported on Nasdaq was $1.73 per share. We recommend, at a minimum, that you obtain current market quotations for our common stock before deciding whether to elect to tender for exchange your Eligible Option Grants.

      If you have any questions regarding the Offer, please consult the Summary Term Sheet beginning on page vii and the Questions and Answers. If the Summary Term Sheet or the Questions and Answers do not answer your questions, or if you need assistance completing the related documentation, please contact Stock Administration via telephone at (949) 483-4525 or via email at stock.admin@conexant.com.

      THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE SEC), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    IMPORTANT

      If you decide to participate in the Offer, YOU MUST FAX OR HAND DELIVER A COMPLETED, SIGNED AND DATED ELECTION FORM, IN ITS ENTIRETY, BEFORE 5:00 P.M., U.S. PACIFIC STANDARD TIME, ON THE EXPIRATION DATE (CURRENTLY DECEMBER 13, 2004, UNLESS WE EXTEND THE OFFER). Election Forms can be found online at our nextweb site and at the SEC's website, which can be accessed either at http://www.sec.gov or through our website at http://www.conexant.com/ir/sec_filings.html. If you are having difficulty accessing the Election Forms, or would like assistance accessing these forms, please contact Stock Administration via telephone at (949) 483-4525 or via email at stock.admin@conexant.com.

      Election Forms submitted via fax must be sent to fax number (949) 483-4525; Attention: Stock Administration. Election Forms submitted via hand delivery must be delivered to Stock Administration, Conexant Systems, Inc., in Human Resources located in the main building at 4000 MacArthur Blvd., Newport Beach, California.

      THE METHOD OF DELIVERY IS AT YOUR SOLE ELECTION AND RISK, AND YOUR COMPLETED, SIGNED ELECTION FORM MUST ACTUALLY BE RECEIVED BY OUR STOCK ADMINISTRATION OFFICE NO LATER THAN 5:00 P.M., U.S. PACIFIC STANDARD TIME, ON THE EXPIRATION DATE. THERE WILL BE NO EXCEPTIONS. DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY US IN ACCORDANCE WITH THE ABOVE-NOTED INSTRUCTIONS. SENDING YOUR ELECTION FORM THROUGH OUR INTEROFFICE MAIL, DEPOSITING YOUR ELECTION FORM IN THE MAIL OR WITH A COURIER, OR INITIATING BUT NOT COMPLETING A FAX, WILL NOT CONSTITUTE DELIVERY -- YOUR ELECTION FORM MUST PHYSICALLY REACH OUR STOCK ADMINISTRATION OFFICE BEFORE THE DEADLINE VIA FAX OR HAND DELIVERY IN ORDER TO BE VALID. IF WE DO NOT RECEIVE A PROPERLY COMPLETED AND DULY SIGNED ELECTION FORM FROM YOU BEFORE 5:00 P.M., U.S. PACIFIC STANDARD TIME, ON THE EXPIRATION DATE, WE WILL NOT ACCEPT ANY OF YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE AND WE WILL NOT GRANT ANY REPLACEMENT OPTIONS TO YOU.

      We will only accept Election Forms submitted via fax or hand delivery, and we will not accept any Election Forms delivered by our interoffice mail, U.S. or international mail or email. We will not accept delivery of any Election Forms after 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date.

      Please also note that, even if you timely submit your Election Form, we are required by applicable tax laws to retain the right to choose whether or not to accept Eligible Option Grants for exchange. Accordingly, your Eligible Option Grants (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Option Grants for exchange, provided that such Eligible Option Grants are properly and timely exchanged and are not properly withdrawn. We currently expect that all Eligible Option Grants that are properly and timely tendered for exchange and have not been properly withdrawn will be accepted promptly after the Expiration Date.

      NO ONE CAN GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTION GRANTS. However, by making the offer to exchange outstanding Eligible Option Grants for Replacement Options, we intend to provide our employees with the opportunity to potentially hold options that, over time, may have a greater potential to provide value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders. We recognize that the decision to accept the Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial or tax situation.

      The information about the Offer is limited to this document, the Questions and Answers and the Schedule TO.

      NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THE OFFER, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE QUESTIONS AND ANSWERS AND THE SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                    GLOSSARY

      COMMENCEMENT DATE means November 12, 2004, or such later date that we first provide our employees the opportunity to participate in this Offer and the means to exchange Eligible Option Grants.

      COMPANY OPTION PLANS means our 1999 Long-Term Incentives Plan, our 2000 Non-Qualified Stock Plan, our 2004 New-Hire Equity Incentive Plan, the GlobespanVirata, Inc. 1999 Equity Incentive Plan, the GlobespanVirata, Inc. 1999 Supplemental Stock Option Plan, and the Amended and Restated GlobespanVirata, Inc. 1999 Stock Incentive Plan.

      ELECTION FORM means the form distributed by us pursuant to which our eligible employees can elect to participate in the Offer.

      ELIGIBLE OPTION GRANTS means all outstanding options to purchase shares of our common stock under Company Option Plans that have an exercise price that is equal to or greater than $5.00 per share. If you do tender for exchange outstanding options that have an exercise price that is equal to or greater than $5.00 per share, then any and all options granted to you in the 6-month period immediately preceding the Commencement Date must also be exchanged, even if those shares were granted at an exercise price below $5.00 per share, and will be deemed Eligible Option Grants.

      EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

      EXPIRATION DATE means the time that this Offer will expire, which is currently set to be at 5:00 p.m., U.S. Pacific Standard Time, on December 13, 2004, unless we extend the Offer to a later date.

      FAIR MARKET VALUE means the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date (or, if no sales are reported on such date, then the closing price of our common stock on the first day prior to such date on which there is a reported sale).

      NASDAQ means The Nasdaq Stock Market, Inc.'s National Market System.

      NON-EXEMPT EMPLOYEE means an employee subject to the overtime compensation provisions of the Fair Labor Standards Act.

      OFFER OR OFFER TO EXCHANGE means the offer to exchange Eligible Option Grants for Replacement Options, as described in this Offer to Exchange (including Schedules A and B hereto) and in the related Questions and Answers.

      QUESTIONS AND ANSWERS means the related Questions and Answers document attached to this Offer to Exchange.

      REPLACEMENT GRANT PLAN means our 2000 Non-Qualified Stock Plan and, with respect to employees in Israel, India and France, the 2000 Non-Qualified Stock Plan and the relevant sub-plans under the 2000 Non-Qualified Stock Plan. All Replacement Options will be issued under the Replacement Grant Plan.

      REPLACEMENT OPTIONS means options to purchase shares of our common stock that will be granted on the Replacement Option Grant Date in exchange for the Eligible Option Grants tendered and cancelled.

      REPLACEMENT OPTION GRANT DATE means the date on which the Replacement Options will be granted, which is currently expected to be June 14, 2005, unless we extend the Expiration Date (or postpone the acceptance of Eligible Option Grants) beyond December 13, 2004.

      SCHEDULE TO means the Tender Offer Statement filed by us with the SEC in connection with this Offer to Exchange, including any amendments thereto.

      SEC means the United States Securities and Exchange Commission.

      SECURITIES ACT means the Securities Act of 1933, as amended.

      SENIOR EXECUTIVE means any employee holding an Eligible Option Grant who has the title of senior vice-president or higher.

      SUBJECT TO ADJUSTMENT means the number of shares to be granted under your Replacement Options will be changed to give effect to any stock splits, stock dividends, recapitalizations or similar transaction that may occur between the Expiration Date and the Replacement Option Grant Date.

      WITHDRAWAL FORM means the form by which our eligible employees can elect to withdraw from participation in the Offer after they have properly submitted an Election Form to us.

                               SUMMARY TERM SHEET

      The following is a summary of the material terms of this Offer. We urge you to read carefully the remainder of this Offer to Exchange (including Schedules A and B hereto), the Questions and Answers and the Schedule TO because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Exchange, the Questions and Answers and the Schedule TO. We have included cross-references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics discussed in this summary.

- OFFER. We are offering our employees holding Eligible Option Grants the opportunity to tender to the Company all of their Eligible Option Grants for exchange. Eligible Option Grants are outstanding options with an exercise price equal to or greater than $5.00 per share. (See Section 1 of the Offer to Exchange)

- VOLUNTARY PARTICIPATION; EXCHANGE. Your participation in this Offer is voluntary. You may tender one or more of your Eligible Option Grants for exchange, but if you elect to tender any Eligible Option Grant, you also must agree to exchange all other options granted to you during the 6-month period immediately preceding the Commencement Date, even if the exercise price of those options is less than $5.00 per share. (See Section 1 of the Offer to Exchange)

- REPLACEMENT OPTIONS.

      Number of shares. Your Replacement Options will cover the same number of shares covered by the Eligible Option Grants that you tender for exchange, subject to adjustment.

      Vesting and Exercisability. Vesting and exercisability of the Replacement Options depends on the grant date of the Eligible Option Grants being cancelled and certain other considerations.

      - If your cancelled Eligible Option Grant was granted on or before December 31, 2002 or if you are a Senior Executive, then one-third of the shares subject to the Replacement Option granted in exchange for such Eligible Option Grant shall vest and become exercisable one year after the Replacement Option Grant Date, one-third of the shares subject to such Replacement Option shall vest and become exercisable 2 years after the Replacement Option Grant Date, and one-third of the shares subject to such Replacement Option shall vest and become exercisable 3 years after the Replacement Option Grant Date;

      - If your cancelled Eligible Option Grant was granted after December 31, 2002 and you are not a Senior Executive, then 50% of the shares subject to the Replacement Option granted in exchange for such Eligible Option Grant shall vest and become exercisable one year after the Replacement Option Grant Date, 25% of the shares subject to such Replacement Option shall vest and become exercisable 2 years after the Replacement Option Grant Date, and 25% of the shares subject to such Replacement Option shall vest and become exercisable 3 years after the Replacement Option Grant Date; and

      - Notwithstanding the foregoing, if you are involuntarily terminated from employment with us or one of our subsidiaries without cause within one year following the Replacement Option Grant Date, then 50% of the shares subject to the Replacement Option granted in exchange for such Eligible Option Grant shall immediately vest as of the date of your termination. Non-exempt employees may exercise these accelerated options at any time after six months following the Replacement Option Grant Date through December 31, 2006. All other employees may exercise these options at any time on or before December 31, 2006.

      (See Sections 5 and 8 of the Offer to Exchange)

      Exercise Price. The Replacement Options will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date. (See Sections 5 and 8 of the Offer to Exchange)

      Nonqualified Stock Options. No Replacement Options will be treated as incentive stock options under U.S. tax law.

- TIMING. We commenced this Offer on November 12, 2004. The Expiration Date of this Offer is currently December 13, 2004, but we may extend this Offer to a later date. The Replacement Option Grant Date will be June 14, 2005, or a later date if the Expiration Date is extended or we postpone the acceptance of Eligible Option Grants beyond December 13, 2004. (See Section 1 of the Offer)

- ELIGIBILITY. All of our employees and employees of our subsidiaries holding Eligible Option Grants are eligible to participate in the Offer. The eligibility of our President to participate in the Offer may be conditioned upon his execution of an amendment to his employment agreement with us prior to the Expiration Date. Non-employee members of our Board of Directors are not eligible to participate in the Offer.

If for any reason you are not employed by us or one of our subsidiaries on the Expiration Date, you will not be eligible to participate in the Offer. If you are employed by us or one of our subsidiaries on the Expiration Date, but you do not continue to be employed by us or one of our subsidiaries through the Replacement Option Grant Date, you will not be eligible to receive Replacement Options and your cancelled options will not be reinstated. (See Sections 8 and 9 of the Offer to Exchange)

- ELECTION. To make your election to accept this Offer, you must submit an Election Form, in its entirety, before 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date in accordance with the procedures described in this Offer to Exchange. You may change or withdraw your election at any time prior to 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date by following similar procedures. ELECTION FORMS RECEIVED AFTER 5:00 P.M., U.S. PACIFIC STANDARD TIME, ON THE EXPIRATION DATE WILL NOT BE CONSIDERED TIMELY AND ANY ELIGIBLE OPTION GRANTS TENDERED FOR EXCHANGE THEREIN WILL NOT BE ACCEPTED. (See Sections 3 and 4 of the Offer to Exchange)

- CONDITIONS TO THIS OFFER. This Offer is subject to a number of conditions. In addition, potential accounting developments may cause us to not accept your Eligible Option Grants for exchange. If any of the conditions to which this Offer is subject occurs, we may terminate or amend this Offer, or we may postpone or forego our acceptance of any Eligible Option Grants for exchange. Nevertheless, we intend to accept promptly after the Expiration Date all Eligible

Option Grants that are properly submitted to be exchanged and have not been properly withdrawn. (See Section 6 of the Offer to Exchange)

- TRADING PRICE FOR OUR COMMON STOCK. Shares of our common stock are quoted on Nasdaq under the symbol "CNXT". On October 31, 2004, the closing price of our common stock as reported on Nasdaq was $1.73 per share. We recommend, at a minimum, that you obtain current market quotations for our common stock before deciding whether to elect to tender your Eligible Option Grants for exchange. WE CANNOT GUARANTEE THAT YOUR REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN YOUR ELIGIBLE OPTION GRANTS. (See Section 7 of the Offer to Exchange)

- U.S. FEDERAL TAX CONSEQUENCES. You will not be subject to any U.S. Federal income tax by electing to tender your Eligible Option Grants for exchange pursuant to the Offer. The grant of Replacement Options will not be recognized as taxable income. The Replacement Options will not qualify as incentive stock options. (See Section 12 of the Offer to Exchange)

- AMENDMENT AND TERMINATION. As long as we comply with applicable laws, we may amend or terminate this Offer in any way. In addition, potential accounting developments may cause us to not accept your Eligible Option Grants for exchange. We will notify you if we amend or terminate this Offer. We may be required to extend this Offer in the event we materially change the terms of this Offer. (See Section 13 of the Offer to Exchange)

                                    THE OFFER

1.    NUMBER OF OPTIONS; EXPIRATION DATE.

      We are offering our employees the opportunity to tender to the Company for exchange all outstanding stock options that that were granted under the Company Option Plans and have an exercise price of $5.00 per share or more. As of October 31, 2004, 126,627,158 shares of our common stock were covered by options outstanding under the Company Option Plans, of which 38,467,148 shares were covered by Eligible Option Grants.

      You may tender one or more of your Eligible Option Grants for exchange. However, you cannot tender for exchange part of any individual Eligible Option Grant and keep the balance; you must tender all or none of the unexercised options that are subject to each particular Eligible Option Grant. Also, if you elect to tender any Eligible Option Grant, you must agree to exchange all options granted to you in the 6-month period immediately preceding the Commencement Date, even if the exercise price of such options is less than $5.00 per share. For example, based on a Commencement Date of November 12, 2004, to participate in this Offer, you must agree to exchange ALL of your options that were granted on or after May 12, 2004, even if the exercise price of any of those options is less than $5.00 per share. In order to view a list of all of your Eligible Option Grants, as well as all other options granted to you on or after May 12, 2004, please follow the instructions for accessing your stock option account at the Mellon Investor Services LLC web site. This web site may be accessed either at https://esd.melloninvestor.com, or through our nextweb home page by clicking on the "Mellon Investor Services Stock Options" button located on the bottom of the home page or in the left navigation pane under "Services." Our Offer is subject to the terms and conditions described in this Offer to Exchange (including Schedules A and B hereto) and the Questions and Answers. We will only accept Eligible Option Grants that are properly tendered for exchange and not properly withdrawn in accordance with Section 5 of this Offer to Exchange before the Offer expires on the Expiration Date.

      If accepted by the Company, Eligible Option Grants that you elect to tender for exchange will be replaced by Replacement Options to be granted on June 14, 2005 (or a later date if the Expiration Date is extended or if we postpone the acceptance of Eligible Option Grants beyond December 10, 2004). Replacement Options will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date (or, if no sales are reported on such date, then the closing price of our common stock on the first day prior to such date on which there is a reported sale). Your Replacement Options will cover the same number of shares covered by the Eligible Option Grants that you tender for exchange, including any options granted to you in the 6-month period immediately preceding the Commencement Date that are cancelled because of your election to tender Eligible Option

Grants. The number of shares to be covered by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date.

      IF, FOR ANY REASON (INCLUDING DEATH), YOU ARE NOT CONTINUOUSLY EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION FOR THE ELIGIBLE OPTION GRANTS YOU TENDERED AND WHICH THE COMPANY ACCEPTED AND CANCELLED, NOR WILL YOU RECEIVE ANY CONSIDERATION FOR ANY OTHER OPTIONS THAT HAVE BEEN CANCELLED BECAUSE OF YOUR ELECTION TO TENDER ELIGIBLE OPTION GRANTS. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. IF THE OPTIONS THAT YOU TENDER FOR EXCHANGE HAVE AN EXERCISE PRICE THAT IS LESS THAN $5.00 PER SHARE, THEY ARE NOT ELIGIBLE TO BE EXCHANGED IN THE OFFER UNLESS THEY ARE OPTIONS THAT MUST BE EXCHANGED PURSUANT TO THE SECOND PARAGRAPH OF THIS
SECTION 1. PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES.

      All Replacement Options will be issued under our 2000 Non-Qualified Stock Plan or, for employees in the Israel, India and France, the 2000 Non-Qualified Stock Plan and the relevant sub-plans under the 2000 Non-Qualified Stock Plan, pursuant to replacement option agreements between you and us. No Replacement Options will be treated as incentive stock options under U.S. tax law.

      The Expiration Date of this Offer is 5:00 p.m., U.S. Pacific Standard Time, on December 13, 2004, unless we, in our discretion, extend the Offer. If we extend the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires. See Section 13 of the Offer to Exchange for a description of our rights to extend, delay, terminate and amend the Offer.

      We will publish a notice if we decide to amend this Offer and take any of the following actions:

      - increase or decrease what we will give you in exchange for your Eligible Option Grants;

      - increase or decrease the number of Eligible Option Grants that may be exchanged in the Offer; or

      -     extend or terminate the Offer.

      If the Offer is scheduled to expire within 10 business days after the date we notify you of such an increase or decrease, we also intend to extend the Offer for a period of 10 business days after the date the notice is published.

      A business day means any day other than a Saturday, Sunday or U.S. Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2.    PURPOSE OF THE OFFER.

      Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. NO ONE CAN GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTION GRANTS. However, by making the offer to exchange outstanding Eligible Option Grants for Replacement Options, we intend to provide our employees with the opportunity to potentially hold options that, over time, may have a greater potential to provide value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders. We recognize that the decision to accept the Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial or tax situation.

      We regularly evaluate various strategic and business development opportunities, including licensing agreements, marketing arrangements, joint ventures, acquisitions and dispositions. We intend to continue to selectively pursue alliances and acquisitions that would allow us to gain access to new customers and technologies, penetrate new geographic markets and enter new product markets. In addition to the implementation of our previously announced expense reductions and restructuring initiatives, we intend to continue to review the prospects of our existing businesses to determine whether any of them should be modified, restructured, sold or otherwise discontinued. Subject to the foregoing, and except as otherwise disclosed in this Offer (including in Section 15 under "Recent Developments") or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

      - any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

      - any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

      - any material change in our present dividend rate or policy, or our indebtedness or capitalization;

      - any change in our present management, including a change to the material terms of any employment contract of any executive officer, except that we propose to amend our employment agreement with our President;

      - any change in our present Board of Directors, including a change in the number or term of directors;

      -     any other material change in our corporate structure or business;

      - our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

      - our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

      - the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

      - the acquisition by any person of any material amount of our securities or the disposition of any material amount of securities; or

      - any change in our Certificate of Incorporation or Bylaws, or any actions that may impede the acquisition of control of us by any person.

      Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Option Grants, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your Eligible Option Grants.

3.    PROCEDURES.

      MAKING YOUR ELECTION. If you decide to participate in the Offer, YOU MUST FAX OR HAND DELIVER A COMPLETED, SIGNED AND DATED ELECTION FORM, IN ITS ENTIRETY, TO OUR STOCK ADMINISTRATION OFFICE BEFORE 5:00 P.M., U.S. PACIFIC STANDARD TIME, ON THE EXPIRATION DATE (CURRENTLY DECEMBER 13, 2004, UNLESS WE EXTEND THE OFFER). Election Forms can be found online at our nextweb site and at the SEC's website, which can be accessed either at http://www.sec.gov or through our website at http://www.conexant.com/ir/sec_filings.html. If you are having difficulty accessing the Election Forms, or would like assistance accessing these forms, please contact Stock Administration via telephone at (949) 483-4525 or via email at stock.admin@conexant.com.

      Election Forms submitted via fax must be sent to fax number (949) 483-4525; Attention: Stock Administration. Election Forms submitted via hand delivery must be delivered to Stock Administration, Conexant Systems, Inc., in Human Resources located in the main building at 4000 MacArthur Blvd., Newport Beach, California.

      THE METHOD OF DELIVERY IS AT YOUR SOLE ELECTION AND RISK, AND YOUR COMPLETED, SIGNED ELECTION FORM MUST ACTUALLY BE RECEIVED BY OUR STOCK ADMINISTRATION OFFICE NO LATER THAN 5:00 P.M., U.S. PACIFIC STANDARD TIME, ON THE EXPIRATION DATE. THERE WILL BE NO EXCEPTIONS. DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY US IN ACCORDANCE WITH THE ABOVE-NOTED INSTRUCTIONS. SENDING YOUR ELECTION FORM THROUGH OUR INTEROFFICE MAIL, DEPOSITING YOUR ELECTION FORM IN THE MAIL OR WITH A COURIER, OR INITIATING BUT NOT COMPLETING A FAX, WILL NOT CONSTITUTE DELIVERY -- YOUR ELECTION FORM MUST PHYSICALLY REACH OUR STOCK ADMINISTRATION OFFICE BEFORE THE DEADLINE VIA FAX OR HAND DELIVERY IN ORDER TO BE VALID. IF WE DO NOT RECEIVE A PROPERLY COMPLETED AND DULY SIGNED ELECTION FORM FROM YOU BEFORE 5:00 P.M., U.S. PACIFIC STANDARD TIME, ON THE EXPIRATION DATE, WE WILL NOT ACCEPT ANY OF YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE AND WE WILL NOT GRANT ANY REPLACEMENT OPTIONS TO YOU.

      We will only accept Election Forms submitted via fax or hand delivery, and we will not accept any Election Forms delivered by our interoffice mail, U.S. or international mail or email. We will not accept delivery of any Election Forms after 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date.

      You do not need to return your stock option agreements for your Eligible Option Grants to participate in the Offer as they will be automatically cancelled if we accept your Eligible Option Grants for exchange. You will be required to return your stock option agreements only upon our request.

      CONFIRMATION OF ELECTION. If submitted via fax, you should retain the confirmation sheet from the facsimile transmittal of your Election Form as evidence of timely transmission. Additionally, we intend to send confirmation of receipt of your Election Form to you by email within 3 business days of receipt. If you timely and properly submit an Election Form and do not receive this confirmation within 3 business days of your delivery, you must confirm that we have received your Election Form by contacting Stock Administration via telephone at (949) 483-4525 or via email at stock.admin@conexant.com.

      DETERMINATION OF VALIDITY; REJECTION OF ELIGIBLE OPTION GRANTS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Option Grants and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form or otherwise in the exchange of any Eligible Option Grants, and no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms or Eligible Option Grants that are exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Option Grants that are exchanged. Please also note that, even if you timely submit your Election Form, we are required by applicable tax laws to retain the right to choose whether or not to accept Eligible Option Grants for exchange. Accordingly, your Eligible Option Grants (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Option Grants for exchange, provided that such Eligible Option Grants are properly and timely exchanged and are not properly withdrawn. We currently expect that all Eligible Option Grants that are properly and timely tendered for exchange and have not been properly withdrawn will be accepted promptly after the Expiration Date.

      We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form with respect to any particular Eligible Option Grants or any particular option holder. No Eligible Option Grants will be accepted for exchange until all defects or irregularities have been cured by the option holder exchanging the Eligible Option Grants or waived by us.

      OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. If you elect to tender your Eligible Option Grants and you exchange your Eligible Option Grants according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Option Grants that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

      Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the Expiration Date of the Offer all Eligible Option Grants that are properly submitted to be exchanged and have not been properly withdrawn.

4.    CHANGE IN ELECTION; WITHDRAWAL.

      You may only change or withdraw your election by following the procedures described in this Section 4. You may change or withdraw your election at any time before 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date.

      CHANGE IN ELECTION. To change your election, you must submit a new completed, signed and dated Election Form, in its entirety, before 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date, in accordance with the instructions set forth in Section 3 above. Election Forms can be found online at our nextweb site and at the SEC's website, which can be accessed either at http://www.sec.gov or http://www.conexant.com/ir/sec_filings.html. If you are having difficulty accessing the Election Forms, or would like assistance accessing these forms, please contact Stock Administration via telephone at
(949) 483-4525 or via email at stock.admin@conexant.com. ELECTION FORMS RECEIVED AFTER 5:00 P.M., U.S. PACIFIC STANDARD TIME, ON THE EXPIRATION DATE WILL NOT BE CONSIDERED TIMELY AND ANY ELIGIBLE OPTION GRANTS TENDERED FOR EXCHANGE THEREIN WILL NOT BE ACCEPTED.

      WITHDRAWAL. If you elected to tender one or more Eligible Option Grants for exchange and subsequently decide you do not want to participate in the Offer, you can withdraw your election at any time before 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date. To withdraw your election, you must fax or hand deliver a completed, signed and dated Withdrawal Form, in its entirety, before 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date. Withdrawal Forms can be found online at our nextweb site and at the SEC's website, which can be accessed either at http://www.sec.gov or http://www.conexant.com/ir/sec_filings.html. If you are having difficulty accessing the Withdrawal Forms, or would like assistance accessing these forms, please contact Stock Administration via telephone at (949) 483-4525 or via email at stock.admin@conexant.com. Withdrawal Forms must be submitted in the same manner as Election Forms, in accordance with the instructions set forth in
Section 3 above.

      CONFIRMATION OF CHANGE IN ELECTION OR WITHDRAWAL. If submitted via fax, you should retain the confirmation sheet from the facsimile transmittal of your Election Form or Withdrawal Form as evidence of timely transmission. Additionally, we intend to send confirmation of receipt of your Withdrawal Form or your Election Form to change your election to you by email within 3 business days of receipt. If you timely and properly submit a Withdrawal Form or an Election Form and do not receive this confirmation within 3 business days of your delivery, you must confirm that we have received your Withdrawal Form or Election Form by contacting Stock Administration via telephone at (949) 483-4525 or via email at stock.admin@conexant.com.

      THE LAST FORM WE RECEIVE, IN ITS ENTIRETY, FROM YOU PRIOR TO 5:00 P.M., U.S. PACIFIC STANDARD TIME, ON THE EXPIRATION DATE WILL BE CONSIDERED YOUR FINAL ELECTION WITH RESPECT TO THE OFFER. The delivery of Election Forms and Withdrawal Forms and any other required documents are at the sole risk of the option holder. Delivery will be deemed made only when actually received by us.

5. ACCEPTANCE OF ELIGIBLE OPTION GRANTS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

      On the terms and subject to the conditions of this Offer and as promptly as practicable following the Expiration Date, we currently expect that we will accept and cancel all Eligible Option Grants properly tendered for exchange and not properly withdrawn before the expiration of the Offer. The Replacement Options will be granted on June 14, 2005, or at a later date if the Expiration Date is extended or we postpone the acceptance of Eligible Option Grants beyond December 13, 2004.

      Your Replacement Options will cover the same number of shares covered by the Eligible Option Grants that you tender for exchange, including any options granted to you in the 6-month period immediately preceding the Commencement Date that are cancelled because of your election to tender Eligible Option Grants. The number of shares to be covered by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date. If you are not employed by us or one of our subsidiaries on the Expiration Date, then you are not eligible to participate in this Offer. If you are an employee of ours or one of our subsidiaries as of the Expiration Date but are not employed continuously by us or one of our subsidiaries through the Replacement Option Grant Date, you will not be eligible to receive Replacement Options.

      For purposes of the Offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to the option holders of our acceptance for exchange of such options. This notice may be made by press release, interoffice memorandum, email or another method of communication. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the Expiration Date all properly tendered options that are not validly withdrawn. Our acceptance of Eligible Option Grants that are properly and timely tendered for exchange will form a binding agreement between us and you on the terms and subject to the conditions of the Offer.

6.    CONDITIONS OF THE OFFER.

      We will not be required to accept any Eligible Option Grants that you tender for exchange, and we may terminate or amend the Offer, or postpone the time at which we actually accept and cancel any Eligible Option Grants tendered for exchange, in each case at any time before the expiration of the Offer, if we determine that any of the following events has occurred and, in our reasonable judgment, such event makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Option Grants that you tendered for exchange:

      - any change or changes in the applicable accounting rules that cause the Offer to subject us to adverse accounting treatment.

      - any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Eligible Option Grants, the issuance of the Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer; any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

            (a) make it illegal for us to accept some or all of the Eligible Option Grants or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

            (b) delay or restrict our ability, or render us unable, to accept the Eligible Option Grants tendered for exchange or to issue Replacement Options for some or all of the exchanged Eligible Option Grants;

            (c) materially impair the benefits we believe we will receive from the Offer See Sections 2 and 10 of the Offer to Exchange); or

            (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects.

      -     there is:

            (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

            (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory.

      - another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

            (a) any person, entity or group, within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or
                  Schedule 13G with the SEC on or before the Expiration Date;

            (b) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

            (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

      - any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

      The conditions to the Offer are for our benefit. As stated in Section 2, the benefits that we believe we will receive from the Offer include providing our employees with the benefit of holding options that over time may have a greater potential to increase in value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders. We may assert them in our discretion before the Expiration Date and we may waive them at any time and from time to time before the Expiration Date, whether or not we waive any other condition to the Offer.

      Our failure to exercise any of these rights is not a waiver of any of these rights. A waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this
Section 6 will be final and binding upon everyone.

      Additionally, the U.S. Internal Revenue Service may characterize our Offer to you as a modification of those Eligible Option Grants that are incentive stock options under U.S. tax laws, even if you decline the Offer. In order to reduce this risk, we are required by applicable tax laws to retain the right to choose whether or not to accept Eligible Option Grants for exchange. Accordingly, your Eligible Option Grants (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Option Grants for exchange, provided that such Eligible Option Grants are properly and timely exchanged and are not properly withdrawn. Nevertheless, we intend to accept promptly after the Expiration Date all Eligible Option Grants that are properly and timely tendered for exchange and have not been properly withdrawn.

      Also, if your employment with us or one of our subsidiaries terminates, whether voluntarily, involuntarily (including, but not limited to, redundancy) or for any other reason (including death), before your Replacement Options are granted, you will not receive any Replacement Options or have a right to any Eligible Option Grants that were previously cancelled. THEREFORE, IF YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED.

      IF YOU ARE AN EMPLOYEE RESIDING IN THE UNITED STATES, THEN YOUR EMPLOYMENT WITH US IS "AT WILL" AND MAY BE TERMINATED BY US AT ANY TIME, INCLUDING PRIOR TO THE REPLACEMENT OPTION GRANT DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

7.    PRICE RANGE OF COMMON STOCK.

      The Eligible Option Grants to be exchanged pursuant to this Offer are not publicly traded. However, upon exercise of an Eligible Option Grant that we grant, the option holder will become an owner of our common stock. Our common stock is quoted on Nasdaq under the symbol "CNXT." The following table sets forth the range of high and low sale prices for our common stock for the periods indicated, as reported on Nasdaq.

                                                                                       High            Low
                                                                                       ----            ---
Fiscal Year Ending September 30, 2005
   First Quarter (on and after October 2, 2004 through October 31, 2004).......      $  1.85      $   1.64

Fiscal Year Ended October 1, 2004
   First Quarter (on and after October 4, 2003 through January 2, 2004)........      $  6.42      $   4.64
   Second Quarter (on and after January 3, 2004 through April 2, 2004).........      $  7.85      $   5.16
   Third Quarter (on and after April 3, 2004 through July 2, 2004).............      $  6.70      $   3.72
   Fourth Quarter (on and after July 3, 2004 through October 1, 2004)..........      $  2.65      $   1.37

Fiscal Year Ended October 3, 2003
   First Quarter (on and after September 28, 2002 through December 27, 2002)...      $  2.35      $   0.53
   Second Quarter (on and after December 28, 2002 through March 28, 2003)......      $  2.09      $   1.20
   Third Quarter (on and after March 29, 2003 through June 27, 2003)...........      $  4.75      $   1.49
   Fourth Quarter (on and after June 28, 2003 through October 3, 2003).........      $  6.77      $   4.02

      As of October 31, 2004, the last reported sale price of our common stock, as reported by Nasdaq, was $1.73 per share.

      WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTION GRANTS. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to tender your Eligible Option Grants for exchange.

8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

      CONSIDERATION. Your Replacement Options will cover the same number of shares covered by the Eligible Option Grants that you tender for exchange. The number of shares to be covered by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date.

      If all Eligible Option Grants are tendered for exchange and accepted and cancelled by us, we will grant Replacement Options to purchase a total of approximately 38,467,148 shares of our common stock. As of October 31, 2004, there were 468,273,121 shares of our common stock outstanding. The common stock issuable upon exercise of the Replacement Options would equal approximately 7.6% of the total shares of our common stock outstanding as of October 31, 2004, after giving effect to the issuance of such common stock.

      MERGER OR ACQUISITION. If we merge with or are acquired by another entity between the Expiration Date and the Replacement Option Grant Date, then the resulting entity will be bound to grant the Replacement Options under the same terms as provided herein; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio at which our common stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's stock than the number of shares that otherwise would be covered by your Replacement Options.

      TERMS OF REPLACEMENT OPTIONS. All Replacement Options will be issued under our 2000 Non-Qualified Stock Plan (or with respect to employees in Israel, India and France, the 2000 Non-Qualified Stock Plan and the relevant sub-plans under the 2000 Non-Qualified Stock Plan) (the Replacement Grant Plan). If you are an employee located outside the United States, you should refer to Schedule B of this Offer.

      No Replacement Options will be treated as incentive stock options under U.S. tax law.

      The issuance of Replacement Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of options or benefits in lieu of options. Declining to participate in this Offer will not impact your ability to receive options or other stock awards in the future. However, because of requirements of certain accounting rules, if any of your Eligible Option Grants are accepted for exchange in the Offer, you will not be eligible to receive additional stock option grants until after the Replacement Option Grant Date.

      The following description of the Replacement Grant Plan and the replacement option agreements is a summary intended to highlight material provisions of these documents. It is not complete. A Replacement Option will be subject to the terms and conditions of the 2000 Non-Qualified Stock Plan and the replacement option agreement. Additional information about the Replacement Grant Plan may be found in the S-8 Registration Statement and related Prospectus prepared in connection with the Replacement Grant Plan. Please contact Stock Administration via telephone at (949) 483-4525 or via email at stock.admin@conexant.com to request copies of the Replacement Grant Plan, related prospectus and current form of stock option agreements. Copies will be provided promptly and at our expense. The form of stock option agreements may be changed with the approval of our Board of Directors or our Compensation Committee prior to the Replacement Option Grant Date.

      Your Eligible Option Grants may contain certain provisions that differ significantly from the expected terms of your Replacement Options, such as, for example, more favorable provisions regarding accelerated vesting under certain circumstances, and/or longer exercise periods following termination of employment. Except as set forth below, the Replacement Options you receive pursuant to the Offer generally will not include any of these more favorable provisions, and by tendering your Eligible Option Grants for Replacement Options you are automatically agreeing to the elimination of those provisions and any other provision that may be different. Also, Replacement Option Grants granted to employees located outside the United States may be subject to certain additional restrictions and limitations. We encourage you to review your Eligible Option Grants to familiarize yourself with their current terms and conditions and to better understand how those terms and conditions may vary from those in the Replacement Grant Plan.

      General. The 2000 Non-Qualified Stock Plan, as amended, was adopted on November 5, 1999. As of October 31, 2004, there was an aggregate of 28,012,027 shares of common stock available for future issuance under the Replacement Grant Plan. No options granted under the 2000 Non-Qualified Stock Plan are treated as incentive stock options under U.S. tax law.

      Administration. Our Board of Directors has delegated administration of the Replacement Grant Plan to the Compensation and Management Development Committee of the Board of Directors. Nonetheless, our Board of Directors has the authority to construe, interpret and amend the Replacement Grant Plan.

      Term. The term of each option granted under the Replacement Grant Plan is fixed by our Compensation and Management Development Committee at the time of grant. The Replacement Options to be granted under the 2000 Non-Qualified Stock Plan will have a term that expires at 5:00 p.m., U.S. Pacific Daylight Time, on the day prior to the 8-year anniversary of the Replacement Option Grant Date.

      Time of Exercise. Generally, you may exercise the vested portion of a Replacement Option at any time. However, if you are a non-exempt employee, you may not exercise your Replacement Option during the six months immediately following the Replacement Option Grant Date. Except as set forth below, if your employment or service with us or one of our subsidiaries terminates for any reason including your permanent disability, you can only exercise the vested portion of your Replacement Option within 3 months following your termination date. If your employment or service with us or one of our subsidiaries terminates as a result of your death, your estate or beneficiaries may exercise some or all of your Replacement Options within 3 years following your termination date. Furthermore, if you are an employee located outside the United States, you may be subject to different post-termination exercise periods. However, under no circumstances may you exercise the Replacement Options after the expiration of the term of such option.

      Exercise Price. The Replacement Options will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date, which is expected to be June 13, 2005, or a later date if we extend the Offer. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date (or, if no sales are reported on such date, then the closing price of our common stock on the first day prior to such date on which there is a reported sale). WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTION GRANTS. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to tender for exchange your options.

      Vesting and Exercise. The Compensation and Management Development Committee of the Board of Directors (or any appropriately delegated committee of the Board of Directors) has the authority to determine the time or times at which options granted under the Replacement Grant Plan may be exercised. If you receive a Replacement Option and are continuously employed by us or one of our subsidiaries your Replacement Option will vest as follows:

      - If your cancelled Eligible Option Grant was granted on or before December 31, 2002 or if you are a Senior Executive, then one-third of the shares subject to the Replacement Option granted in exchange for such Eligible Option Grant shall vest and become exercisable one year after the Replacement Option Grant Date, one-third of the shares subject to such Replacement Option shall vest and become exercisable 2 years after the Replacement Option Grant Date, and one-third of the shares subject to such Replacement Option shall vest and become exercisable 3 years after the Replacement Option Grant Date;

      - If your cancelled Eligible Option Grant was granted after December 31, 2002 and you are not a Senior Executive, then 50% of the shares subject to the Replacement Option granted in exchange for such Eligible Option Grant shall vest and become exercisable one year after the Replacement Option Grant Date, 25% of the shares subject to such Replacement Option shall vest and become exercisable 2 years after the Replacement Option Grant Date, and 25% of the shares subject to such Replacement Option shall vest and become exercisable 3 years after the Replacement Option Grant Date; and

      - Notwithstanding the foregoing, if you are involuntarily terminated from employment with us or one of our subsidiaries without cause within one year following the Replacement Option Grant Date, then 50% of the shares subject to the Replacement Option granted in exchange for such Eligible Option Grant shall immediately vest as of the date of your termination. Non-exempt employees may exercise these accelerated options at any time after six months following the Replacement Option Grant Date through December 31, 2006. All other employees may exercise these options at any time on or before December 31, 2006.

      Tax Consequences. You should refer to Section 12 for a discussion of the U.S. Federal income tax consequences of the Replacement Options and the Eligible Option Grants, as well as the consequences of accepting or rejecting this Offer. If you are an employee located outside the United States, you should refer to Schedule B of this Offer. In addition, we recommend that you consult with your own tax advisor to determine the tax and social insurance contribution consequences of this transaction under the laws of the country in which you live and work.

      TERMINATION OF EMPLOYMENT. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES PRIOR TO THE EXPIRATION DATE, YOU WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE OFFER. Accordingly, any options you tendered for exchange prior to such termination will automatically be withdrawn from the Offer and will not be accepted for exchange. We will return those options to you and you may exercise those options in accordance with their terms (to the extent they are vested), but you will not receive any Replacement Options.

      PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES. IF, FOR ANY REASON (INCLUDING DEATH), YOU ARE NOT CONTINUOUSLY EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION FOR THE ELIGIBLE OPTION GRANTS YOU TENDERED AND WHICH THE COMPANY ACCEPTED AND CANCELLED, NOR WILL YOU RECEIVE ANY CONSIDERATION FOR ANY OTHER OPTIONS THAT HAVE

BEEN CANCELLED BECAUSE OF YOUR ELECTION TO TENDER ELIGIBLE OPTION GRANTS. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, prior to the Replacement Option Grant Date and after the Expiration Date, you will not receive anything for the Eligible Option Grants that you tendered for exchange and we cancelled. Similarly, you will not receive anything for any other options that have been cancelled because of your election to exchange Eligible Option Grants.

      REGISTRATION OF OPTION SHARES. All shares of common stock issuable upon exercise of options under the Replacement Grant Plan, including shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered an affiliate of ours, you will be able to sell shares you obtain upon the exercise of vested Replacement Options free of any transfer restrictions under applicable securities laws.

9. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTION GRANTS.

      A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. Non-employee members of our Board of Directors are not eligible to participate in the Offer.

      As of October 31, 2004, our executive officers (6 persons) as a group held options to purchase a total of 13,266,657 shares of our common stock. This covered approximately 10.5% of the shares of common stock subject to all of our outstanding options on that date. The following table sets forth the beneficial ownership of options held by each of our executive officers as of October 31, 2004.

                            NUMBER OF SHARES OF COMMON     NUMBER OF SHARES OF COMMON        PERCENTAGE OF TOTAL
                           STOCK COVERED BY OUTSTANDING     STOCK COVERED BY ELIGIBLE       ELIGIBLE OPTION GRANTS
NAME                                  OPTIONS                     OPTION GRANTS                  OUTSTANDING
J. Scott Blouin                       1,312,016                        992,380                       2.6%
Lewis C. Brewster                     1,497,795                        593,545                       1.5%
Dwight Decker                         4,799,440                        473,343                       1.2%
Dennis O'Reilly                       1,004,699                        333,545                         *
C. Michael Powell                     1,682,900                        964,100                       2.5%
F. Matthew Rhodes                     2,969,807                      1,320,231                       3.4%
TOTAL                                13,266,657                      4,677,144                      12.2%

----------
* Less than 1%.

      During the past 60 days, we have not issued any Eligible Option Grants and no Eligible Option Grants have been exercised. Neither we, nor, to the best of our knowledge, any of our executive officers or those of our subsidiaries, nor any affiliate of ours, engaged in transactions involving Eligible Option Grants during the past 60 days. In addition, neither we nor, to our knowledge, any of our executive officers are a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10.   STATUS OF ELIGIBLE OPTION GRANTS ACQUIRED BY US IN THE OFFER.

      Many of our option holders hold options with exercise prices significantly higher than the current market price of our common stock. We believe it is in our best interest to provide our employees with the opportunity to potentially hold options that, over time, may have a greater potential to provide value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders. We could accomplish this goal by repricing some existing options, which would enable option holders to immediately receive replacement options with a lower exercise price. However, the repriced options would be subject to variable accounting, which could require us to record additional compensation expense each quarter until the repriced options were exercised, cancelled or expired.

      We believe that we can accomplish our goals without incurring additional current or future compensation expense because:

      - we will not grant any Replacement Options until a day that is at least 6 months and one day after the date that we accept and cancel Eligible Option Grants (including option grants issued in the 6-month period immediately preceding the Commencement Date that will be exchanged because of your election to exchange Eligible Option Grants) tendered for exchange;

      - the exercise price of Replacement Options will be the Fair Market Value of our common stock on the Replacement Option Grant Date, which is expected to be June 14, 2005, or a later date if we extend the Expiration Date (or postpone the acceptance of Eligible Option Grants) beyond December 13, 2004. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date (or, if no sales are reported on such date, then the closing price of our common stock on the first day prior to such date on which there is a reported sale);

      - we will require any option holder who tenders any Eligible Option Grants in the Offer to tender ALL options that he or she received during the 6-month period immediately preceding the Commencement Date which, based on a Commencement Date of November 12, 2004, includes all options granted on or after May 12, 2004 (even if the exercise price of such options is less than $5.00 per share); and

      - in order to avoid any potential compensation expense, we will not grant any options to an option holder who tendered Eligible Option Grants in the Offer until the Replacement Option Grant Date.

      Eligible Option Grants (including option grants issued in the 6-month period immediately preceding the Commencement Date that will be exchanged because of your election to cancel

Eligible Option Grants) that have been granted under the Company Option Plans and that we acquire in connection with the Offer will be cancelled and the shares of common stock that may be purchased under those Eligible Option Grants will be returned to the pool of shares available for grants of new awards or options under the Company Option Plans without further shareowner action, except as required by applicable law or Nasdaq rules or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

11.   LEGAL MATTERS; REGULATORY APPROVALS.

      We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Option Grants as described in the Offer. If any other approval or action should be required, we presently intend to seek such approval or take such action. This could require us to delay the acceptance of any Eligible Option Grants that you tender for exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept Eligible Option Grants tendered for exchange and to issue Replacement Options is subject to conditions, including the conditions described in Section 6.

      If we are prohibited by applicable laws or regulations from granting Replacement Options or required to obtain a license or regulatory permit or make any other filing before granting Replacement Options, we will not grant Replacement Options unless we obtain the necessary license or make the requisite filing. We will use reasonable efforts to effect the Replacement Option Grant, but if the grant is prohibited on the Replacement Option Grant Date, we will not grant Replacement Options and you will not receive any other benefit for the Eligible Option Grants or other option grants that you have tendered for exchange.

12.   MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

      The following is a general summary of the material U.S. Federal income tax consequences of the exchange of Eligible Option Grants under the Offer, which applies to option holders residing in the U.S. and to option holders which are otherwise subject to U.S. tax law (e.g., because they are U.S. citizens). If you reside outside the U.S., please refer to Schedule B of this Offer.

      The following discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. In addition, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to an option holder.

      We believe that the exchange will be treated as a non-taxable exchange. If you exchange outstanding incentive or nonqualified stock options for Replacement Options, you will not be required to recognize income as a result of the exchange for U.S. Federal income tax purposes at the time of the exchange.

      At the Replacement Option Grant Date, you will not be required to recognize additional income for U.S. Federal income tax purposes. The grant of Replacement Options is not recognized as taxable income.

      U.S. Federal Income Tax Consequences of Incentive Stock Options. You will not be subject to any current income tax if you elect to tender your incentive stock options in exchange for Replacement Options.

      If you exchange your incentive stock options and we accept your incentive stock options, any Replacement Options you are granted will not qualify as incentive stock options. The exchange and cancellation of your incentive stock options will not give rise to any tax consequences. However, because all of your Replacement Options will be nonqualified stock options, you will be subject to different tax treatment than if you held incentive stock options.

      We do not believe that our Offer to you will change any of the terms of your Eligible Option Grants if you do not accept the Offer. However, if you choose not to accept this Offer, it is possible that the Internal Revenue Service would decide that the right to tender your incentive stock options for exchange under this Offer is a modification of your incentive stock options. A successful assertion by the Internal Revenue Service that your incentive stock options are modified could extend the holding period of the incentive stock options required to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

      Under current law, you should not have realized taxable income when the incentive stock options were granted to you under the Company Option Plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the incentive stock option (which is generally determined as of the date you exercise the option) exceeds the aggregate exercise price of the incentive stock option. Except in certain circumstances that are described in the Company Option Plans and in your option agreement, such as your death or disability, if an option is exercised more than 3 months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

      If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is qualifying or disqualifying. The disposition of the common stock is qualifying if it is made after the later of: (a) more than 2 years from the date the incentive stock option was granted and (b) more than one year after the date the incentive stock option was exercised.

      If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a disqualifying disposition, the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the excess of the sale price over the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

      If you pay the exercise price of an incentive stock option by returning shares of common stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the common stock returned to pay the exercise price will be treated as having a substituted tax basis for an equivalent number of shares of common stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The excess of the aggregate fair market value of the common stock you receive when you exercised the option over the aggregate exercise price will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash. If you exercise your incentive stock options by surrendering incentive stock option shares for which the holding periods have not been met, such surrender is taxed as a disqualifying disposition.

      If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we may be entitled to a deduction equal to the amount of compensation income taxable to you.

      Federal Income Tax Consequences of Nonqualified Stock Options. Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the excess of the fair market value of the shares subject to the option on the date of exercise over the exercise price of the option will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

      If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The excess of the aggregate fair market value of the shares received pursuant to the exercise of the option over the aggregate exercise price will be taxed as ordinary income, just as if you had paid the exercise price in cash.

      The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

      We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Offer.

13.   EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

      We may at any time, and from time to time, extend the period of time during which the Offer is open, and thereby delay accepting any Eligible Option Grants tendered for exchange by announcing the extension and/or giving oral or written notice of the extension to the option holders.

      Prior to the Expiration Date, we may postpone the time at which we actually accept and cancel any Eligible Option Grants tendered for exchange, or we may terminate or amend the Offer, if any of the conditions specified in
Section 6 of the Offer to Exchange occur. In order to postpone the time at which we accept and cancel Eligible Option Grants, we must announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling Eligible Option Grants may be limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate the Offer.

      As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of Eligible Option Grants to be exchanged or surrendered in the Offer.

      We may amend the Offer at any time by announcing an amendment. If we extend the length of time during which the Offer is open, notice of the amendment must be issued no later than 6:00 a.m., U.S. Pacific Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change.

      If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

      - increase or decrease what we will give you in exchange for your Eligible Option Grants; or

      - increase or decrease the number of Eligible Option Grants to be exchanged in the Offer.

      If the Offer is scheduled to expire within 10 business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of 10 business days after the date the notice is published.

14.   FEES AND EXPENSES.

      We have not employed or retained any broker, dealer or other person to make solicitations or recommendations to holders of Eligible Option Grants in connection with the exchange of such Eligible Option Grants pursuant to the Offer, nor will we compensate any person for making such solicitations or recommendations.

15.   INFORMATION ABOUT US.

      OVERVIEW

      We were incorporated in Delaware in 1996. Our principal executive offices are located at 4000 MacArthur Blvd., Newport Beach, California 92660, and our telephone number at that address is (949) 483-4600. Our web site is located at www.conexant.com. The information on our web site is not a part of this Offer.

      We design, develop and sell semiconductor system solutions, comprised of semiconductor devices, software and reference designs, for use in broadband communications applications that enable high-speed transmission, processing and distribution of audio, video, voice and data to and throughout homes and business enterprises worldwide. Our access solutions connect people through personal communications access products such as personal computers (PCs), set-top boxes and game consoles to audio, video, voice and data services over wireless and wire line broadband connections as well as over dial-up Internet connections. Our central office solutions are used by service providers to deliver high-speed audio, video, voice and data services over copper telephone lines to homes and businesses around the globe. In addition, our media processing products enable the capture, display, storage, playback and transfer of audio and video content in applications throughout home and small office environments. We operate in one reportable segment.

      SELECTED FINANCIAL DATA

      Set forth below is a selected summary of our financial information. Our fiscal year ends on the Friday closest to September 30th. Fiscal years 2003 and 2002 each comprised 52 weeks and ended on October 3 and September 27, respectively. For convenience, the consolidated financial data has been shown as ending on the last day of the calendar month. The financial data as of September 30, 2003 and for the years ended September 30, 2003 and 2002 are derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2003. The financial data as of June 30, 2004 and for the 9 months ended June 30, 2004 and 2003 are derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. This financial data should be read together with Management's Discussion and Analysis of Financial

Condition and Results of Operations and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended September 30, 2003 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

                                                            YEAR ENDED SEPTEMBER 30,        NINE MONTHS ENDED JUNE 30,
                                                            ------------------------        --------------------------
                                                             2002              2003             2003          2004(1)
                                                             ----              ----             ----          -------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Net revenues......................................       $   521,726       $   599,977      $   435,274    $  688,731
Cost of goods sold................................           317,921           338,161          245,569       395,448
                                                         -----------       -----------      -----------    ----------

Gross margin......................................           203,805           261,816          189,705       293,283
Operating expenses:
   Research and development.......................           156,350           159,354          117,827       167,205
   Selling, general and administrative............            95,750            93,426           69,471        89,782
   Amortization of intangible assets..............            19,489             3,437            2,523        12,564
   In-process research and development............                --                --               --       160,818
   Special charges(2).............................            30,499            18,379           13,585        14,413
                                                         -----------       -----------      -----------    ----------

       Total operating expenses...................           302,088           274,596          203,406       444,782
                                                         -----------       -----------      -----------    ----------

Operating loss....................................           (98,283)          (12,780)         (13,701)     (151,499)
Gain on extinguishment of debt....................                --           (42,021)         (42,021)           --
Debt conversion costs.............................            10,435                --               --            --
Other (income) expense, net.......................            36,870             5,808           40,785        21,291
                                                         -----------       -----------      -----------    ----------

Income (loss) before income taxes.................          (145,588)           23,433          (12,465)     (172,790)
Provision (benefit) for income taxes..............            (1,838)             (129)           1,185         1,368
                                                         -----------       -----------      -----------    ----------

Income (loss) from continuing operations .........          (143,750)           23,562          (13,650)     (174,158)
Loss from discontinued operations, net of tax(3)..          (737,017)         (728,877)        (728,877)           --
                                                         -----------       -----------      -----------    ----------

Net loss..........................................       $  (880,767)      $  (705,315)     $  (742,527)   $ (174,158)
                                                         ===========       ===========      ===========    ==========

Income (loss) per share, basic:
   Continuing operations..........................       $     (0.56)      $      0.09      $     (0.05)   $    (0.48)
   Discontinued operations........................             (2.84)            (2.72)           (2.73)           --
                                                         -----------       -----------      -----------    ----------
   Net loss.......................................       $     (3.40)      $     (2.63)     $     (2.78)   $    (0.48)
                                                         ===========       ===========      ===========    ==========

Income (loss) per share, diluted:
   Continuing operations..........................       $     (0.56)      $      0.09      $     (0.05)   $     0.48)
   Discontinued operations........................             (2.84)            (2.65)           (2.73)           --
                                                         -----------       -----------      -----------    ----------
   Net loss.......................................       $     (3.40)      $     (2.56)     $     (2.78)   $    (0.48)
                                                         ===========       ===========      ===========    ==========

Number of shares used in per share
  computation-basic...............................           258,998           268,586          266,915       363,654
                                                         ===========       ===========      ===========    ==========

Number of shares used in per share
  computation-diluted ............................           258,998           275,230          266,915       363,654
                                                         ===========       ===========      ===========    ==========

                                                                   AS OF
                                                        SEPTEMBER 30,      JUNE 30,
                                                            2003             2004
                                                            ----             ----
                                                         (IN THOUSANDS, EXCEPT PER
                                                              SHARE AMOUNTS)
                                                                (UNAUDITED)
Cash and cash equivalents.........................       $    76,186     $    78,549
Short-term and long-term marketable securities....            99,283         346,338
Working capital...................................           233,017         386,752
Total assets......................................           931,707       2,219,513
Long-term obligations.............................           643,260         786,261
Shareholders' equity..............................           166,766       1,166,548
Book value per share .............................               N/A     $      2.51

---------
(1) We completed the merger with GlobespanVirata, Inc. on February 27, 2004. As a result, we recorded $160,818 related to in-process research and development.

(2) We recorded special charges principally related to impairment of certain assets and restructuring activities.

(3) Loss from discontinued operations (net of income taxes) for all periods represents the operating results of our former wireless communications business and our Mexicali Operations which we disposed of in June 2002 and the Mindspeed Technologies Internet infrastructure business which we disposed of in June 2003.

RATIO OF EARNINGS TO FIXED CHARGES

                                                             YEAR ENDED SEPTEMBER 30,        NINE MONTHS ENDED
                                                             ------------------------        -----------------
                                                              2002              2003           JUNE 30, 2004
                                                              ----              ----           -------------
                                                                     (UNAUDITED, DOLLARS IN THOUSANDS)
Earnings:
  Income (loss) from continuing operations
     before income taxes...........................       $  (145,588)      $   23,433        $    (172,790)
  Add:  Fixed charges..............................            35,480           33,480               26,862
  Add:  Equity in (gains) losses of equity
     method investees..............................             2,707            3,119              (12,750)
                                                          -----------       ----------        -------------
                                                          $  (107,401)      $   60,032        $    (158,678)
                                                          ===========       ==========        =============
Fixed charges:

  Interest expense.................................       $    28,128       $   25,200        $      19,857
  Amortized debt issuance costs....................             3,010            2,662                1,840
  Interest portion of rental expense...............             4,342            5,618                5,165
                                                          -----------       ----------        -------------
                                                          $    35,480       $   33,480        $      26,862
                                                          ===========       ==========        =============
Ratio of earnings to fixed charges                                 --(4)           1.8                   --(4)
                                                          ===========       ==========        =============

----------
(4) As a result of the losses incurred in fiscal year 2002 and in the nine months ended June 30, 2004, we were unable to fully cover fixed charges. The amount of the deficiency during fiscal year 2002 and the nine months ended June 30, 2004 was $142.9 million and $185.5 million, respectively.

      The financial information included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and our Quarterly Report on 10-Q for the quarter ended June 30, 2004 is incorporated by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 16 - Additional Information.

      RECENT DEVELOPMENTS

      On November 4, 2004, we issued a press release announcing our financial results for the three and twelve months ended September 30, 2004. A copy of the press release is attached as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on November 4, 2004.

      On November 9, 2004, Armando Geday resigned as our Chief Executive Officer and the Board of Directors named Dwight W. Decker as our new Chief Executive Officer. Mr. Decker also serves as the Chairman of our Board of Directors.

      On November 10, 2004, we announced the settlement of our litigation dispute with Agere Systems, Inc. In connection with the settlement, we restated our financial results for the three and twelve months ended September 30, 2004, which are included as Exhibit 99 to our Current Report on Form 8-K filed with the SEC on November 10, 2004.

      On November 12, 2004, Mr. Geday resigned from our Board of Directors.

16.   ADDITIONAL INFORMATION.

      With respect to the Offer, we have filed the Schedule TO with the SEC, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.

      We recommend that you review the following materials that we have filed with the SEC before making a decision regarding whether to exchange your options:

      - our Annual Report on Form 10-K for the fiscal year ended September 30, 2003;

      -     our Current Report on Form 8-K filed with the SEC on January 28,
            2004;

      -     our Quarterly Report on Form 10-Q for the quarter ended December 31,
            2003;

      - our Current Report on Form 8-K filed with the SEC on March 12, 2004, and the amendment thereto, filed with the SEC on May 26, 2004;

      -     our Current Report on Form 8-K filed with the SEC on April 26, 2004;

      -     our Quarterly Report on Form 10-Q for the quarter ended March 31,
            2004;

      -     our Current Report on form 8-K filed with the SEC on July 9, 2004;

      -     our Current Report on Form 8-K filed with the SEC on July 29, 2004;

      -     our Current Report on Form 8-K filed with the SEC on August 12,
            2004;

      -     our Quarterly Report on Form 10-Q for the quarter ended June 30,
            2004;

      -     our Current Report on Form 8-K filed with the SEC on August 25,
            2004;

      -     our Current Report on Form 8-K filed with the SEC on October 28,
            2004;

      -     our Current Report on Form 8-K filed with the SEC on November 4,
            2004;

      - our Current Report on Form 8-K filed with the SEC on November 10, 2004; and


      - the description of our common stock contained in Item 11 of our Registration Statement on Form 10, as amended, dated December 1, 1998, as amended by Part II, Item 2 of our Quarterly Report on Form 10-Q for the quarter ended December 31, 1999.

      Please note that prior to the Expiration Date, we also intend to file with the SEC our Annual Report on Form 10-K for the fiscal year ended September 30, 2004.

      We recommend that you review these materials once they are filed with the SEC before making a decision regarding whether to exchange your options.

      The SEC file number for these filings is 000-24923. You may read and copy these reports, proxy statements and other information filed by us at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's website at http://www.sec.gov.

      In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006-1500.

      We will also provide without charge to each employee, upon their written or oral request, a copy of this Offer to Exchange or any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to: Conexant Systems, Inc., 4000 MacArthur Blvd., Newport Beach, California 92660-3095; Attention: Dennis E. O'Reilly, Esq.; or by telephoning us at (949) 483-4600 between the hours of 9:00 a.m. and 5:00 p.m., U.S. Pacific Time.

      As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

      The information about us contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

17.   MISCELLANEOUS.

      This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. However, the safe harbors of Section 27A of the Securities Act and 21E of the Exchange Act do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties, including those described in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. We encourage you to review the risk factors contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 before you decide whether to participate in the Offer.

      If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

      Our Board of Directors recognizes that the decision to participate in the Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer is limited to this document (including Schedules A and B hereto), the Questions and Answers and the Schedule TO.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE QUESTIONS AND ANSWERS AND THE SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                   SCHEDULE A

                       INFORMATION ABOUT OUR DIRECTORS AND
                               EXECUTIVE OFFICERS

      Our directors and executive officers, and their positions, offices and ages as of October 31, 2004, are set forth in the following table:

      Name                       Age    Position(s) and Office(s) Held
      ----                       ---    ------------------------------
Donald R. Beall                  66     Director
Steven J. Bilodeau               46     Director
Ralph J. Cicerone                61     Director
Dipanjon Deb                     35     Director
Dwight W. Decker                 54     Chairman and Chief Executive Officer
F. Craig Farrill                 52     Director
Balakrishnan S. Iyer             48     Director
John W. Marren                   41     Director
D. Scott Mercer                  53     Director
Jerre L. Stead                   61     Director
Giuseppe P. Zocco                39     Director
J. Scott Blouin                  54     Senior Vice President and Chief Financial Officer
Lewis C. Brewster                40     Executive Vice President of Sales, Operations and Quality
Dennis E. O'Reilly               60     Senior Vice President, Chief Legal Officer and Secretary
C. Michael Powell                53     Senior Vice President and Chief Operating Officer
F. Matthew Rhodes                47     President

      The address of each director and executive officer is c/o: Conexant Systems, Inc., 4000 MacArthur Blvd., Newport Beach, California 92660.

                                   SCHEDULE B

             GUIDE TO ISSUES FOR EMPLOYEES LOCATED OUTSIDE THE U.S.

            STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN CHINA

The following is a summary of the tax consequences of the cancellation of Eligible Option Grants in exchange for the grant of Replacement Options for individuals subject to tax in China. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. In particular, any tax rates, contribution thresholds or other information regarding your tax treatment discussed in this summary may no longer apply by the time you exercise your Replacement Options. If you are a citizen or resident of another country or jurisdiction for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the Offer to Exchange. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

OPTION EXCHANGE

It is unlikely that you will be subject to tax as a result of the exchange of an Eligible Option Grant for a Replacement Option.

GRANT OF REPLACEMENT OPTION

You will not be subject to tax when a Replacement Option is granted to you.

EXERCISE OF REPLACEMENT OPTION AND SALE OF SHARES

Due to legal restrictions in China, you must use the cashless sell-all method of exercise, whereby all the shares you are entitled to at exercise are immediately sold and the proceeds less the exercise price, applicable taxes and brokers' fees, if any, are remitted to you in cash. The difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price will be subject to income tax. In addition, you may also be subject to social insurance contributions on this amount.

WITHHOLDING AND REPORTING

Your employer likely will be required to withhold and report income tax on the spread when you exercise your Replacement Option. Your employer may also be required to withhold for social insurance purposes, although this result is not certain. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

TERMS OF REPLACEMENT OPTION

Due to legal restrictions in China, you must use the cashless sell-all method of exercise.

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN FRANCE

The following is a summary of the tax consequences of the cancellation of Eligible Option Grants in exchange for the grant of Replacement Options for individuals subject to tax in France. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. In particular, any tax rates, contribution thresholds or other information regarding your tax treatment discussed in this summary may no longer apply by the time you exercise your Replacement Options. If you are a citizen or resident of another country or jurisdiction for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the Offer to Exchange. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

OPTION EXCHANGE

You will not be subject to tax as a result of the exchange of an Eligible Option Grant for a Replacement Option.

GRANT OF REPLACEMENT OPTION

You will not be subject to tax when a Replacement Option is granted to you.

EXERCISE OF REPLACEMENT OPTION

Because your Replacement Option is intended to be a French-qualified option granted pursuant to the French Plans, as defined below, you will not be subject to tax on the difference (or spread) between the fair market value of the underlying shares at exercise and the exercise price when you exercise your Replacement Option, provided the holding period and other formalities required under French law have been met.

However, to the extent that the exercise price is less than 95% of the average trading price of the underlying shares for the 20 trading days prior to the grant date, this "excess discount" will be treated as an additional taxable salary at the time of exercise. This income will be taxed at the progressive rate up to 48.09% (for 2003 income). This amount is also subject to social insurance contributions (including the CSG at the rate of 7.5% and the CRDS at the rate of 0.5%).

SALE OF SHARES

If you sell the shares purchased upon exercise after the expiration of the applicable holding period in effect under French law (currently set at 4 years from the date of grant), and the spread is less than or equal to E 152,500, you will be taxed at the rate of currently 41% (30%, plus 11% additional contributions) on the spread. If you sell the shares after the 4-year holding period (or the minimum holding period required under French law, if different) but the spread is more than E 152,500, then the portion of the spread up to E 152,500 would be taxed at currently 41% (30%, plus 11% additional contributions) and the portion of the spread above E 152,500 would be taxed at currently 51% (40%, plus 11% additional contributions).

You may receive even more favorable tax treatment if you wait an additional 2 years after the exercise of your option (assuming the 4-year or other minimum holding period is met) to sell your shares. If you sell the shares 2 years after the exercise of the option when the 4-year holding period is met and the spread is less than or equal to E 152,500, you will be taxed at the rate of currently 27% (16%, plus 11% additional contributions). If you sell the shares 2 years after the exercise of the option when the 4-year holding period is met but the spread is more than E 152,500, the portion of the spread up to E 152,500 is taxed at the rate of currently 27% (16%, plus 11% additional contributions) and the portion of the spread above E 152,500 is taxed at the rate of currently 41% (30%, plus 11% additional contributions).

In any case, the difference between the sale proceeds and the fair market value of the shares at the time of exercise (i.e., any capital gains) is taxed at the rate of currently 27% (i.e., 16% income tax, plus 11% additional contributions).

The tax due on the spread and capital gains, if any, applies only when the aggregate gross proceeds from your and your household sales of securities for the year concerned exceed a certain amount, which is set annually (E 15,000 for 2004).

If the sale proceeds are less than the fair market value of the shares at the date of exercise, you will realize a capital loss. This capital loss can be offset against the spread and the excess against capital gain of the same nature realized during the same year or during the 10 following years. This capital loss cannot be offset against other kind of income.

REPORTING

Your employer must send to you, no later than 15 February of the year following the year of exercise of the Replacement Option, an individual statement providing the following information:

      - its corporate purpose, the location of its principal establishment and, if different, the location of its registered office;

      - the date on which the Replacement Option was granted and the date of exercise of the Replacement Option;

      -     the number of shares acquired upon exercise and the exercise price;
            and

      -     the excess discount, if any, at the time of grant of the options.

At the same time, your employer must also send duplicates of the individual statements to the tax office ("Direction des Services Fiscaux") with which it files its tax return. To benefit from the favorable tax regime (i.e., the favorable income tax and social insurance treatment), you must attach the above individual statement to your annual French income tax return for the year in which the option was exercised (e.g., for the exercise of an option in 2009, you would have to attach the individual statement to the income tax return for the income earned in 2009, which you file with the French tax authorities in 2010).

Upon the sale of the shares (and provided that the 4-year holding period or minimum holding period is met), you will have to report both the spread and the capital gain realized upon sale on your income tax return for the year in which the underlying shares were sold.

EXCHANGE CONTROL INFORMATION

You may hold shares purchased under the Replacement Option outside of France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return. You must also declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds E 7,600 (for 2004).

TERMS OF REPLACEMENT OPTIONS

We intend to grant your Replacement Option under the 2000 Non-Qualified Stock Plan and the French sub-plan to the 2000 Non-Qualified Stock Plan (collectively, the French Plans) in order to be a French-qualified option. In order for your Replacement Option to be granted under the French Plan and to qualify for the favorable tax treatment available for French-qualified options, certain requirements must be met. To meet those requirements, the following terms will apply to your Replacement Option:

      Termination Due to Death: If you die holding Replacement Options, the Replacement Options will become immediately vested upon your death and your heirs will have 6 months from the date of your death to exercise the eligible Replacement Options.

      Holding Period: Your Replacement Option will vest and become exercisable as described in the Offer. However, in order to comply with the French tax law applicable to qualified options, except for certain limited circumstances, your ability to exercise the Replacement Options will be restricted to the anniversary of the date of grant of the Replacement Options and you will not be permitted to sell any shares subject to the Replacement Option before the expiration of the minimum holding period required by Section 163 bis C of the French Tax Code. Currently, the minimum holding period is 4 years from the date of grant.

      If your employment relationship is terminated by your employer within one year from the date of grant of the Replacement Options for any reason except for cause, including, but not limited to, reduction in workforce, corporate reorganization or restructuring, you will immediately vest in 50% of the Replacement Options on the date of your termination. However, your vested Replacement Options will become exercisable only on the first anniversary of the date of grant of the Replacement Options. You may exercise your vested Replacement Options for a period starting on the first anniversary of the date of grant until December 31, 2006. If you voluntarily terminate your employment or if your employment is terminated for cause within one year from the date of grant of your Replacement Options, you will forfeit your unvested Replacement Options.

      Grant Date: Under French law, qualified options cannot be granted during specific closed periods. Your Replacement Option Grant Date may be different than the Replacement Option Grant Date for employees outside of France in order to comply with this requirement.

      Exercise Price: The exercise price of your Replacement Options will be the greater of (i) the fair market value of the underlying shares on the grant date, as determined under the French Plans, and (ii) 80% of the average quotation price of the shares during the 20 trading days preceding the grant date.

      Term: The term of your Replacement Option will be 7 years and 6 months, unless extended due to your death, as described above.

We reserve the right to structure the terms of the Replacement Options differently than as set forth above, and to impose additional restrictions if required to receive the favorable tax and social insurance treatment for French-qualified options.

You should note that, in order to qualify for favorable tax and social insurance treatment, not all of the terms of your Replacement Option may be the same as the terms of Replacement Options granted to employees outside of France. Furthermore, the terms of your Replacement Options may be different than the terms of your Eligible Option Grants, especially if the Eligible Options Grants were nonqualified options.

SPECIAL DISCLOSURE FOR ADJUSTED OPTIONS

      How do I know if the information in this subsection is relevant to me? The information in this subsection is relevant to you if you hold Eligible Option Grants which were previously French-qualified options and which have been adjusted in our spin-off/merger transaction completed in June 2002 and/or in our spin-off transaction completed in June 2003 (together, the Transactions). During these Transactions, Eligible Option Grants were adjusted by reducing the exercise price of the options and, in the spin-off transaction completed in June 2003, by also adjusting the number of shares subject to each option.

      What is the current status of these options? While we believe these options have retained their French-qualified status, the options may have been disqualified in the Transactions and may, therefore, no longer be subject to the beneficial income tax and social tax treatment available for French-qualified options. We have applied for a tax ruling with the French tax authorities to clarify the status of the options, but to date, we have not received this ruling and it is unlikely that the ruling will be obtained before the expiration of the Offer. Until we obtain a tax ruling clarifying the status of these options, the status of these options will remain uncertain.

      What are the possible outcomes of the tax ruling? Basically, there are 3 possible outcomes of the tax ruling:

      1. The tax authorities could determine that the options will have retained their French-qualified status and that you receive full credit for the holding period which has expired since the options have initially been granted to you by us. In this case, provided you hold or have held the shares acquired upon exercise of the options for 4 years from the date of grant, you may take advantage of the favorable tax treatment available for French-qualified options when you exercise the options and sell the shares.

      2. The tax authorities could determine that the options are disqualified. In this case, regardless of whether the 4-year holding period has expired, you will be subject to income and social tax at your normal rate when you exercise the options and subject to capital gains tax when you sell the shares. You will not be able to take advantage of the favorable tax treatment available for French-qualified options.

      3. The tax authorities could determine that the options have retained their French-qualified status but that the 4-year holding period starts to run again from the date of the relevant Transaction. In this case, provided you hold the shares acquired upon exercise of the options for 4 years from the date of the relevant Transaction, you may take advantage of the favorable tax treatment available for French-qualified options when you exercise the options and sell the shares.

      What happens if any of the options are Eligible Option Grants and I decide to exchange them for Replacement Options? Regardless of the outcome of the tax ruling, if you tender your Eligible Option Grants, they will be cancelled and you will be granted Replacement Options which are intended to qualify as French-qualified options. The mandatory holding period for French-qualified options will start to run again from the Replacement Grant Date.

Please consider these issues carefully before you tender any Eligible Option Grants for cancellation.

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN GERMANY

The following is a summary of the tax consequences of the cancellation of Eligible Option Grants in exchange for the grant of Replacement Options for individuals subject to tax in Germany. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. In particular, any tax rates, contribution thresholds or other information regarding your tax treatment discussed in this summary may no longer apply by the time you exercise your Replacement Options. If you are a citizen or resident of another country or jurisdiction for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the Offer to Exchange. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

OPTION EXCHANGE

It is unlikely that you will be subject to tax as a result of the exchange of an Eligible Option Grant for a Replacement Option.

GRANT OF REPLACEMENT OPTION

You will not be subject to tax when a Replacement Option is granted to you.

EXERCISE OF REPLACEMENT OPTION

When you exercise the Replacement Option, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. You will be subject to income tax at your marginal rate on the spread. You also will be subject to social insurance contributions on the spread to the extent you have not already exceeded your applicable contribution ceiling.

Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct from the spread per calendar year the lesser of (1)
(euro)135 and (2) 50% of the value of the shares on the date of exercise, because this income results from the purchase of stock in your employer's parent company. You should consult with your tax advisor to determine if this deduction applies to your specific situation.

SALE OF SHARES

You will be subject to German income taxation on any capital gain (i.e., on the increase of the value of shares between the date of exercise and the sales date) only if one of the following conditions is met:

      -     You have held the shares for less than 12 months; or

      - You own 1% or more of our stated capital (or have owned 1% or more at any time in the last 5 years); or

      -     You hold the shares as a business asset.

      If none of the above outlined 3 criteria is met (i.e., you have held the shares for at least 12 months, you do not and have not owned during the last 5 years 1% or more of our stated capital and the shares are your private property and do not constitute a business asset (Betriebsvermogen)), then any capital gain is exempt from German income taxation.

WITHHOLDING AND REPORTING

Your employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) when you exercise your Replacement Option. By participating in the Offer, you agree that your employer may withhold such tax and social insurance contributions due at exercise from your salary or withhold shares or proceeds from the sale of shares. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax and it is your right to receive any refund. In addition, it is your responsibility to report and pay any taxes due as a result of the sale of shares.

EXCHANGE CONTROL INFORMATION

Cross-border payments in excess of (euro)12,500 must be reported monthly to the State Central Bank. This reporting is normally accomplished through the German bank involved in processing your exercise payment. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of
(euro)5,000,000 on a monthly basis. Finally, you must report your share holding on an annual basis in the unlikely event that you hold shares representing 10% or more of the total or voting capital of ours.

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN HONG KONG

The following is a summary of the tax consequences of the cancellation of Eligible Option Grants in exchange for the grant of Replacement Options for individuals subject to tax in Hong Kong. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. In particular, any tax rates, contribution thresholds or other information regarding your tax treatment discussed in this summary may no longer apply by the time you exercise your Replacement Options. If you are a citizen or resident of another country or jurisdiction for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the Offer to Exchange. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

OPTION EXCHANGE

It is unlikely that you will be subject to income tax as a result of the exchange of an Eligible Option Grant for a Replacement Option.

GRANT OF REPLACEMENT OPTION

You will not be subject to tax when a Replacement Option is granted to you.

EXERCISE OF REPLACEMENT OPTION

When you exercise the Replacement Option, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. Mandatory Provident Fund contributions will not be due on the spread.

SALE OF SHARES

You will not be subject to tax when you subsequently sell your shares.

WITHHOLDING AND REPORTING

Your employer is not required to withhold income tax when you exercise the Replacement Option or when you subsequently sell the shares. However, your employer may be required to report the grant of the Replacement Option to the Inland Revenue Department. Your employer may also be required to report your taxable benefits resulting from the exercise of your option as part of its normal annual return. It is your responsibility to report and pay all applicable taxes.

SECURITIES INFORMATION

This Offer to Exchange options and the grant of the Replacement Option are not public offers and are available only to eligible employees of us or our affiliates holding Eligible Option Grants.

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN ICELAND

The following is a summary of the tax consequences of the cancellation of Eligible Option Grants in exchange for the grant of Replacement Options for individuals subject to tax in Iceland. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. In particular, any tax rates, contribution thresholds or other information regarding your tax treatment discussed in this summary may no longer apply by the time you exercise your Replacement Options. If you are a citizen or resident of another country or jurisdiction for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the Offer to Exchange. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

OPTION EXCHANGE

You likely will not be subject to tax as a result of the exchange of an Eligible Option Grant for a Replacement Option.

GRANT OF REPLACEMENT OPTION

You will not be subject to tax when a Replacement Option is granted to you.

EXERCISE OF REPLACEMENT OPTION

When you exercise the Replacement Options, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. You will also be subject to social insurance (i.e., pension fund) contributions on the spread at exercise.

SALE OF SHARES

If you acquire shares upon exercise, you will be subject to tax at a flat rate of 10% when you subsequently sell the shares. The taxable amount will be the difference between the sale price and the fair market value of the shares on the date of exercise.

WITHHOLDING AND REPORTING

Your employer is required to report and withhold income tax and any social insurance contributions due on the spread when you exercise your Replacement Options. It is your responsibility to report and pay any taxes resulting from the sale of shares.

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN INDIA

The following is a summary of the tax consequences of the cancellation of Eligible Option Grants in exchange for the grant of Replacement Options for individuals subject to tax in India. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. In particular, any tax rates, contribution thresholds or other information regarding your tax treatment discussed in this summary may no longer apply by the time you exercise your Replacement Options. If you are a citizen or resident of another country or jurisdiction for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the Offer to Exchange. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

OPTION EXCHANGE

It is unlikely that you will be subject to tax as a result of the exchange of an Eligible Option Grant for a Replacement Option.

GRANT OF REPLACEMENT OPTION

You will not be subject to tax when a Replacement Option is granted to you.

EXERCISE OF REPLACEMENT OPTION

It is intended that Replacement Options granted under the Replacement Grant Plan shall qualify for favorable tax treatment under the Guidelines set forth by the Government of India (the Guidelines). However, please note that we cannot guarantee that the Replacement Grant Plan will qualify under the Guidelines when you exercise your Replacement Options.

Assuming that the Replacement Grant Plan qualifies under the Guidelines and provided we have completed the appropriate filing with the Chief Commissioner of Income Tax, you will not be subject to tax when you exercise your Replacement Options.

If the Replacement Grant Plan does not meet the requirements of the Guidelines, the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price will be taxed as salary income.

No provident fund contributions or other social insurance contributions are due on the spread regardless of whether the requirements of the Guidelines are met.

SALE OF SHARES

When you subsequently sell the shares acquired upon exercise, you will be subject to capital gains tax. The taxable amount depends on whether the Replacement Grant Plan qualifies under the Guidelines.

If the Replacement Grant Plan qualifies under the Guidelines and you have, therefore, been exempt from taxation at the time of exercise, you will be taxed on the difference between the sale price and the exercise price.

If the Replacement Grant Plan does not meet the requirements of the Guidelines and you have, therefore, been subject to tax on the spread at exercise, you will be taxed on the difference between the sale price and the fair market value of the shares at exercise.

If you hold the shares for more than 12 months from the date of exercise, you will be taxed at the more favorable long-term capital gains tax rate. If you hold the shares for 12 months or less, you will be taxed at the short-term capital gains tax rate.

WITHHOLDING AND REPORTING

If the Replacement Grant Plan meets the requirements of the Guidelines, your employer will not withhold tax on the spread recognized at exercise, but it may report it as exemption income (for withholding purposes) on the annual form. In this case, it is your responsibility to pay any taxes due when you sell the shares.

If the Replacement Grant Plan does not meet the requirements of the Guidelines, the spread recognized at exercise will be a taxable perquisite to you and your employer will report and withhold income tax on the spread. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. You will have to pay any taxes due when you sell the shares.

EXCHANGE CONTROL INFORMATION

Due to exchange control requirements in India, you may not be permitted to use a cashless sell-to-cover method of exercise to exercise your Replacement Options. In addition, you must repatriate all proceeds received from your participation in the Replacement Grant Plan to India and must convert such proceeds to local currency. You must also obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate (the FIRC) from the bank where you deposit the foreign currency. Finally, you should maintain the FIRC as evidence of repatriation of funds in the event that the Reserve Bank of India or your employer requests proof of repatriation.

TERMS OF REPLACEMENT OPTIONS

Due to previously applicable exchange control restrictions, your Eligible Option Grants may have been restricted to a cashless sell-all method of exercise whereby you are required to immediately sell all of the shares you are entitled to upon exercise of your option and receive only the sale proceeds (minus the exercise price, any applicable taxes and broker's fees). Because the exchange control regulations in India have been relaxed, your Replacement Options will not be restricted to the cashless sell-all method of exercise. Instead, you will also be able to use a cash exercise method and acquire shares upon exercise. However, due to remaining restrictions, you may not be permitted to use a cashless sell-to-cover method of exercise whereby you sell only a number of shares at exercise sufficient to cover the exercise price, any applicable taxes and broker's fees, and receive the remaining shares.

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN ISRAEL

The following is a summary of the tax consequences of the cancellation of Eligible Option Grants in exchange for the grant of Replacement Options for individuals subject to tax in Israel. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. In particular, any tax rates, contribution thresholds or other information regarding your tax treatment discussed in this summary may no longer apply by the time you exercise your Replacement Options. If you are or become a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the Offer to Exchange. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

TAX ISSUES

We have submitted a request to the Israeli Tax Authorities to obtain a ruling in connection with 2 significant tax implications of the Offer (the Tax Ruling), as described below under "Option Exchange" and "Terms of Replacement Options - Trustee Plan." If and when such Tax Ruling is obtained, you will be notified of the result of the Tax Ruling, and the exchange of the Eligible Option Grants for the Replacement Options, the grant and exercise of the Replacement Options and the sale of shares acquired upon exercise of the Replacement Options will be subject to the terms and conditions of the Tax Ruling. The Company will provide you with a copy of the Tax Ruling upon request.

OPTION EXCHANGE

The Company expects to obtain the Tax Ruling which shall provide that the exchange of Eligible Option Grants for Replacement Options is not a taxable event. In the absence of the Tax Ruling, the exchange of an Eligible Option Grant for a Replacement Option may be a taxable event, the assessment of which depends on the benefit to be received as a result of the exchange.

GRANT OF REPLACEMENT OPTION

You will not be subject to tax when a Replacement Option is granted to you.

EXERCISE OF REPLACEMENT OPTION

You will not be subject to tax when you exercise your Replacement Option, as long as the exercise occurs prior to release from the trust, as described below.

SALE OF SHARES

Due to the special tax treatment available for options granted under the trustee track (as described below), you will be subject to tax upon the earlier of when you sell your shares or when your shares and/or options are released from the trust.

Provided you do not sell your shares and/or release your shares and/or options before the expiration of the applicable Capital Gains Lock-up Period (as defined below), you will be subject to capital gains tax on the difference between the sale proceeds and the exercise price. If, however, there is a discount at the time of grant, then you will be subject to ordinary income tax and social insurance contributions on the discount. The discount will be calculated as the difference between the average trading price of our shares during the 30 trading days prior to the Replacement Option Grant Date and the exercise price. If the exercise price is greater than this 30-day average, then there will not be a discount.

If the Capital Gains Lock-up Period has not been met when you sell your shares or when shares and/or options are released from the trust, then you will also be subject to ordinary income tax and social insurance contributions on the difference between the sale proceeds and the exercise price.

WITHHOLDING AND REPORTING

Your employer or the trustee is required to withhold and report any applicable taxes and social insurance contributions when you sell shares. You will be responsible for reporting and paying any difference between the actual tax liability and the amount withheld. If the value of your assets held outside of Israel exceeds NIS 1,500,000, you may also be required to file an annual tax return for any year in which you hold any options and/or shares.

TERMS OF REPLACEMENT OPTIONS - TRUSTEE PLAN

We intend to grant your Replacement Option under a trustee track in order to let you take advantage of the favorable tax treatment available for such options. Under the trustee track, your Replacement Option and any shares acquired upon exercise thereof will be deposited with a trustee for a lock-up period of 24 months from the end of the tax year in which the Replacement Option is granted (the Capital Gains Lock-up Period) (even if your Eligible Option Grants were also subject to a previous lock-up). However, we have requested that the Tax Ruling determine that at least for some of the Replacement Options, the applicable Capital Gains Lock-up Period will be reduced and will be calculated dating back to the tax year in which the Eligible Option Grants were made.

SECURITIES LAWS INFORMATION

We have obtained an exemption from the Israeli Securities Authorities an exemption from the provisions of the Securities Law - 1968, in connection with the Offer. Pursuant to such exemption and in addition to the terms and conditions set forth in the Offer to Exchange, to which this addendum is attached, you are entitled access to certain documents as follows:

      - full and complete copies of the Offer to Exchange, the Schedule TO and the Registration Statement on Form S-8 (the Form S-8) registering the shares issuable under the Replacement Grant Plan, as filed with the SEC, are available for your review at each of your employer's places of work in Israel;

      - at your request, you shall be provided with copies of any of the exhibits to the Form S-8 and the Schedule TO (including the Offer to Exchange); and

      - at your request, the Company will translate into Hebrew the Offer the Exchange, the Schedule TO and the Form S-8.

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN JAPAN

The following is a summary of the tax consequences of the cancellation of Eligible Option Grants in exchange for the grant of Replacement Options for individuals subject to tax in Japan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. In particular, any tax rates, contribution thresholds or other information regarding your tax treatment discussed in this summary may no longer apply by the time you exercise your Replacement Options. If you are a citizen or resident of another country or jurisdiction for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the Offer to Exchange. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

OPTION EXCHANGE

You may be subject to income tax as a result of the exchange of an Eligible Option Grant for a Replacement Option, although this result is not certain.

GRANT OF REPLACEMENT OPTION

You will not be subject to tax when a Replacement Option is granted to you.

EXERCISE OF REPLACEMENT OPTION

When you exercise the Replacement Option, you will be subject to tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. This spread likely will be treated as "remuneration income" (although the proper classification is currently being litigated in Japanese courts) and will be taxed at your marginal tax rate. Social insurance contributions will not be due on the spread at exercise.

SALE OF SHARES

If you acquire shares upon exercise, you will be subject to tax on any gain you realize when you subsequently sell the shares. You will be taxed on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. You may be eligible for a reduced tax rate, depending on the circumstances of the sale (e.g., whether you sell shares though a broker licensed in Japan). Please consult with your tax advisor regarding whether you will be eligible for a reduced tax rate.

WITHHOLDING AND REPORTING

Your employer will likely not be required to withhold income tax when you exercise your Replacement Option. It is your responsibility to file a personal tax return and to report and pay any taxes resulting from the exchange, grant and exercise of the Replacement Option and the sale of shares.

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN KOREA

The following is a summary of the tax consequences of the cancellation of Eligible Option Grants in exchange for the grant of Replacement Options for individuals subject to tax in Korea. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. In particular, any tax rates, contribution thresholds or other information regarding your tax treatment discussed in this summary may no longer apply by the time you exercise your Replacement Options. If you are a citizen or resident of another country or jurisdiction for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the Offer to Exchange. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

OPTION EXCHANGE

You will not be subject to tax as a result of the exchange of an Eligible Option Grant for a Replacement Option.

GRANT OF REPLACEMENT OPTION

You will not be subject to tax when a Replacement Option is granted to you.

EXERCISE OF REPLACEMENT OPTION

When you exercise the Replacement Option, the difference (or spread) between the fair market value of the shares at exercise and the exercise price will be subject to income tax (at the rate applicable to salary income) and social insurance contributions.

SALE OF SHARES

If you acquire shares upon exercise, you will be subject to capital gains tax on any gain you realize when you subsequently sell the shares. The taxable gain will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise, unless the taxable gain in that year is less than the exempt amount, which is currently KRW2,500,000 per asset type. Any gain you realize per asset type that exceeds KRW2,500,000 will be subject to capital gains tax.

WITHHOLDING AND REPORTING

Your employer may be required to withhold income tax and social insurance contributions when you exercise the Replacement Option. If there is a difference between the actual liability upon exercise and the amount withheld (if any), you are responsible for paying the difference. In addition, it is your responsibility to file a personal tax return and to report and pay any income tax due upon the sale of the shares.

EXCHANGE CONTROL INFORMATION

When you exercise your Replacement Option with cash, your remittance of funds must be "confirmed" by a foreign exchange bank in Korea. This procedure does not require approval of the remittance from the bank. You must submit the following documents to the bank with a confirmation application available from the bank: (i) the notice of grant; (ii) the plan document; (iii) the stock option award letter or agreement indicating the type of shares to be acquired and the amount of shares; and (iv) a certificate of employment from your local employer.

Exchange control laws also require Korean residents who realize US$100,000 or more from the sale of shares to repatriate the proceeds back to Korea within 6 months of the sale.

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN MALAYSIA

The following is a summary of the tax consequences of the cancellation of Eligible Option Grants in exchange for the grant of Replacement Options for individuals subject to tax in Malaysia. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. In particular, any tax rates, contribution thresholds or other information regarding your tax treatment discussed in this summary may no longer apply by the time you exercise your Replacement Options. If you are a citizen or resident of another country or jurisdiction for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the Offer to Exchange. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

OPTION EXCHANGE

It is unlikely that you will be subject to tax as a result of the exchange of an Eligible Option Grant for a Replacement Option.

GRANT OF REPLACEMENT OPTION

You will be subject to income tax as a result of the Replacement Option grant if the fair market value of the underlying shares on the date of the grant (as defined under Malaysian tax law) is greater than the exercise price. Under Malaysian tax law, the fair market value of the underlying shares will be computed as the average of the high and low trading prices on the day of the new grant. If income tax is due with respect to the grant, it must be paid at the time of exercise. Employee Provident Fund contributions will not be due on this amount.

EXERCISE OF REPLACEMENT OPTION

You will not be subject to tax on the gain at exercise. However, if at the time of grant, the fair market value of the shares, as determined under Malaysian tax law, exceeded the exercise price, you will be liable for income tax on this difference and such tax is due at the time of exercise.

SALE OF SHARES

If you acquire shares upon exercise, you will not be subject to tax when you sell the shares provided that you are not in the business of buying and selling securities.

WITHHOLDING AND REPORTING

Your employer will withhold income tax at the time of exercise if any taxable income arises, as described above. You will be responsible for reporting and paying any additional tax liability.

STAMP DUTY

Your Replacement Option and/or option agreement may be subject to a nominal stamp duty. Such documents must be stamped within 30 days of being executed or brought into Malaysia. In addition, when you purchase or sell shares acquired upon exercise of the Replacement Option, you may owe a stamp duty based on the higher of: (i) the purchase price of the shares; or (ii) the market value of the shares on the date of the execution of the sales agreement. If there is no instrument of sale because the shares are newly issued, then the stamp duty will not apply. If there is an instrument of sale and the sale occurs in Malaysia, then you must take it to the stamp office within 30 days of receipt.

EXCHANGE CONTROL INFORMATION

You must comply with the following exchange control reporting obligations if you are a Malaysian resident for exchange control purposes: (i) you must notify Bank Negara of the remittance of funds to exercise your option at least 7 working days before the remittance (you can estimate the amount that you intend to remit); (ii) if you remit more than RM50,000 (or its equivalent in foreign currency) to exercise your option, you will be required to file a Form P with the Foreign Exchange Department of Bank Negara; (iii) you must repatriate all proceeds from the sale of shares and any dividend payments to Malaysia as soon as the proceeds/dividends are received; and (iv) you must file a Form R with Bank Negara if the amount of funds repatriated exceeds RM50,000 (or its equivalent in foreign currency). Please note that these requirements apply to both cash and cashless exercises.

ADDITIONAL REPORTING REQUIREMENTS

If you are a director of a Malaysian affiliate of ours, you are subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian affiliate in writing when you receive an interest (e.g., stock options, shares, etc.) in us or any related companies. In addition, you must notify the Malaysian affiliate when you sell shares of our capital stock or of any related company (including when you sell shares acquired through exercise of your option). Additionally, you must notify the Malaysian affiliate of ours if there are any subsequent changes in your interest in us or any related companies, including if you elect to participate in the Offer to Exchange. These notifications must be made within 14 days of acquiring or disposing of any interest in us or any related company.

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN THE NETHERLANDS

The following is a summary of the tax consequences of the cancellation of Eligible Option Grants in exchange for the grant of Replacement Options for individuals subject to tax in the Netherlands. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. In particular, any tax rates, contribution thresholds or other information regarding your tax treatment discussed in this summary may no longer apply by the time you exercise your Replacement Options. If you are a citizen or resident of another country or jurisdiction for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the Offer to Exchange. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

OPTION EXCHANGE

We believe that taxation of your Eligible Option Grants is deferred to the time of exercise because you are restricted to the cashless sell-all method of exercise with respect to your Eligible Option Grants (i.e., upon exercise, you must authorize the stockbroker to sell all the shares that you are entitled to at exercise and remit to you in cash the sale proceeds less the exercise price for the shares, brokers' fees and any applicable taxes). Because tax is deferred until exercise due to the cashless exercise restriction, you will not be subject to tax as a result of the exchange of Eligible Option Grants for the grant of Replacement Options.

GRANT OF REPLACEMENT OPTION

You will not be subject to tax when a Replacement Option is granted to you.

VESTING OF REPLACEMENT OPTION

Under current laws, options are generally subject to tax in the Netherlands when they become unconditionally exercisable (i.e., at vesting). Please note, however, that the Dutch legislature has announced that a new law will be introduced, providing that options will be subject to tax in the Netherlands only at the time of exercise (not when they become unconditionally exercisable) (the New Law). The New Law is expected to enter into force on January 1, 2005. If the New Law takes effect before your Replacement Options are granted, you should be subject to tax only when you exercise your Replacement Option, as described below.

Due to the current uncertainty regarding the tax treatment of your options, we recommend that you confirm your tax liability with your personal tax advisor before your Replacement Options first vest.

EXERCISE OF REPLACEMENT OPTION

If your Replacement Options are subject to the New Law, taxation is automatically due at exercise only.

If your Replacement Options are not subject to the New Law, you can elect to defer taxation of your options until exercise based on the statutory election to defer taxation. The election must be signed by you and your employer and be filed with the Dutch wage tax inspector no later than at the first vesting of your options. Even if you defer tax until exercise, there is a risk that any intrinsic value present at the moment of acceptance of your options might be taxable at the moment of vesting if, and insofar as this intrinsic value exists, at the moment of vesting.

You will be subject to income tax/wage tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. In addition, you will also be subject to social insurance contributions (both national insurance and employees' social insurance) on the spread at exercise, subject to the applicable wage ceiling.

SALE OF SHARES

The shares acquired upon exercise of your Replacement Option will not be subject to capital gains tax provided you hold less than a 5% interest in us as a private investment.

ANNUAL INVESTMENT TAX

Investment yield tax (Box III) applies at a rate of 1.2% (effectively) on the average value of all of your assets (including shares acquired upon the exercise of your Replacement Option) held during the previous calendar year, subject to an annual exemption ((euro)19,252 for 2004). It is your responsibility to pay any investment tax due.

WITHHOLDING AND REPORTING

Your employer must withhold wage tax and social insurance contributions (if any) with respect to any taxable event of your Replacement Options. The withholding obligation will arise at the taxable moment as described above. Your employer will include the amount taxable to you in its periodic wage tax return and will provide the details of the taxation in your periodic salary slip.

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN THE PHILIPPINES

The following is a summary of the tax consequences of the cancellation of Eligible Option Grants in exchange for the grant of Replacement Options for individuals subject to tax in the Philippines. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. In particular, any tax rates, contribution thresholds or other information regarding your tax treatment discussed in this summary may no longer apply by the time you exercise your Replacement Options. If you are a citizen or resident of another country or jurisdiction for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the Offer to Exchange. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

OPTION EXCHANGE

You will not be subject to tax as a result of the exchange of an Eligible Option Grant for a Replacement Option.

GRANT OF REPLACEMENT OPTION

You will not be subject to tax when a Replacement Option is granted to you.

EXERCISE OF REPLACEMENT OPTION

When you exercise the Replacement Option, the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price will likely be subject to tax. The party responsible for paying the tax and the characterization of the income will depend on whether or not you are a rank and file employee. If you are a rank and file employee, the spread will likely be characterized as "other benefits" and taxed accordingly. If you are not a rank and file employee, the spread will likely be characterized as a "fringe benefit" and subject to the fringe benefit tax (which would be paid by your employer).

The spread will also be subject to social insurance contributions, if you have not already reached the monthly income ceiling for such contributions.

SALE OF SHARES

If you acquire shares upon exercise, you will be subject to tax on any gain you realize when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise. If you hold the shares for more than 12 months, you will only be subject to tax on 50% of the gain.

WITHHOLDING AND REPORTING

If you are a rank and file employee, your employer will withhold and report for income tax purposes when you exercise your Replacement Option. If you are not a rank and file employee, your employer will report the fringe benefit and pay the applicable fringe benefit tax. It is your responsibility to pay any tax liability on the sale of shares.

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN SINGAPORE

The following is a summary of the tax consequences of the cancellation of Eligible Option Grants in exchange for the grant of Replacement Options for individuals subject to tax in Singapore. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. In particular, any tax rates, contribution thresholds or other information regarding your tax treatment discussed in this summary may no longer apply by the time you exercise your Replacement Options. If you are a citizen or resident of another country or jurisdiction for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the Offer to Exchange. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

OPTION EXCHANGE

You may be subject to tax as a result of the exchange of an Eligible Option Grant for a Replacement Option because the Inland Revenue Authority of Singapore (the IRAS) may view the exchange as a taxable "release" of an existing right. In practice, the IRAS is likely to disregard the "release" of the options and simply tax the Replacement Options when you exercise them. However, this result is not certain. Therefore, we advise you to consult with your tax advisor.

GRANT OF REPLACEMENT OPTION

You will not be subject to tax when a Replacement Option is granted to you.

EXERCISE OF REPLACEMENT OPTION

Assuming you are not taxed when the Eligible Option Grants are cancelled, when you exercise the Replacement Option, you will likely be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price unless you are eligible for an exemption or deferral under one or both of the following favorable tax schemes:

      Company Employee Equity-Based Remuneration Scheme (CEEBR Scheme): If all of the conditions of the CEEBR Scheme are satisfied, you may be able to claim a tax exemption on the first S$2,000 of spread per year and 25% of the remaining spread per year subject to a total exemption of S$1 million over a 10-year period beginning in the year you exercise your Replacement Options.

      Qualified Employee Equity-Based Remuneration Scheme (QEEBR Scheme): If all of the conditions of the QEEBR Scheme are satisfied, you may also be able to defer the tax due at exercise on the portion of the spread that was not exempt, if any, from tax under the CEEBR Scheme. Please note that if you qualify for deferral under the QEEBR Scheme, you will accrue interest on the tax-deferred amount.

You are strongly recommended to consult with your personal tax consultant to determine if you are eligible for favorable tax treatment under the CEEBR or QEEBR Schemes, and to ascertain what steps, if any, you must take in order to invoke these schemes.

Please note that if you are neither a Singapore citizen nor a Singapore permanent resident, different rules may apply to you, and you are advised to consult with your tax advisor. You will not likely be subject to mandatory Central Provident Fund contributions.

SALE OF SHARES

If you acquire shares at exercise, you will not be subject to tax when you subsequently sell the shares provided you are not in the business of buying and selling securities.

WITHHOLDING AND REPORTING

Generally, your employer is not required to withhold income tax or make mandatory Central Provident Fund contributions with respect to the exchange, grant of Replacement Options, exercise of Replacement Options or upon sale of shares. However, if you are not a Singapore citizen or are a permanent resident of Singapore and you are about to cease employment or leave Singapore, special rules may apply to you and you are advised to consult with your tax advisor.

Your employer will prepare a Form IR8A each year stating the salary or benefits paid to you during the year. This form will include any taxable benefit that you have derived pursuant to this Offer to Exchange or the Replacement Options. Your employer will provide this Form IR8A to you. It is then your responsibility to submit your own tax return to the IRAS and pay all applicable taxes.

ADDITIONAL REPORTING REQUIREMENTS

If you are a director, associate director or shadow director of a Singapore affiliate of ours, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., options or shares) in us or any related companies. Please contact our Stock Administration to obtain a copy of the notification form. In addition, you must notify the Singapore affiliate when you sell shares of our capital stock or of any related company (including when you sell shares acquired under this Offer to Exchange). These notifications must be made within 2 business days of acquiring or disposing of any interest in us or any related company. In addition, a notification must be made of your interests in us or any related company within 2 business days of becoming a director.

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN TAIWAN

The following is a summary of the tax consequences of the cancellation of Eligible Option Grants in exchange for the grant of Replacement Options for individuals subject to tax in Taiwan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. In particular, any tax rates, contribution thresholds or other information regarding your tax treatment discussed in this summary may no longer apply by the time you exercise your Replacement Options. If you are a citizen or resident of another country or jurisdiction for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the Offer to Exchange. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

OPTION EXCHANGE

You will not be subject to tax as a result of the exchange of an Eligible Option Grant for a Replacement Option.

GRANT OF REPLACEMENT OPTION

You will not be subject to tax when a Replacement Option is granted to you.

EXERCISE OF REPLACEMENT OPTION

Under current tax laws, you will not be subject to tax when you exercise your Replacement Option, provided your employer does not reimburse us for the costs of the Replacement Options.

You should note that the Ministry of Finance is currently contemplating regulations under which you may be subject to tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price, regardless of whether your employer reimburses us for the costs of the Replacement Options. We recommend that you confirm the applicable tax treatment with your personal tax advisor before you exercise the Replacement Options.

SALE OF SHARES

If you acquire shares upon exercise, you will not be subject to tax when you subsequently sell the shares.

WITHHOLDING AND REPORTING

Your employer is not required to withhold or report income tax as a result of the exchange, grant or exercise of the Replacement Option or the sale of shares. It is your responsibility to report and pay applicable taxes, if any.

STOCK OPTION EXCHANGE PROGRAM: A GUIDE TO ISSUES IN THE UNITED KINGDOM

The following is a summary of the tax consequences of the cancellation of Eligible Option Grants in exchange for the grant of Replacement Options for individuals subject to tax in the United Kingdom. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. In particular, any tax rates, contribution thresholds or other information regarding your tax treatment discussed in this summary may no longer apply by the time you exercise your Replacement Options. If you are a citizen or resident of another country or jurisdiction for local law purposes or you are not resident, ordinarily resident and domiciled in the United Kingdom for tax purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the Offer to Exchange. You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

OPTION EXCHANGE

It is unlikely that you will be subject to tax or national insurance contributions (NICs) as a result of the exchange of an Eligible Option Grant for a Replacement Option.

GRANT OF REPLACEMENT OPTION

You will not be subject to tax when a Replacement Option is granted to you.

EXERCISE OF REPLACEMENT OPTION

You will be subject to tax when you exercise your Replacement Option. Income tax will be charged on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. Your employer will be responsible for tax withholding under the Pay As You Earn system in relation to the tax due on exercise and for paying to the UK Inland Revenue the income tax withheld on your behalf. If for any reason your employer is unable to withhold the income tax relating to the option exercise from you, you must make a payment of the tax to your employer within 90 days of the date of exercise of your option, otherwise you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to a further income tax charge payable by you.

You will also be liable to pay employees' NICs on the spread upon exercise of your Replacement Option. Your employer will be responsible for withholding employees' NICs and for paying the amount withheld to the UK Inland Revenue on your behalf.

Effective from 6 April 2004, employees' NICs at 11% are payable up to the maximum earnings limit of (pound)610 per week, and an additional 1% NIC will apply above this limit.

If your Eligible Option Grants were made prior to 19 May 2000, you may be exempt (either entirely or in part) from NICs liability on the exercise of your Replacement Options. You should consult your tax advisor to confirm whether NICs will be due.

SALE OF SHARES

When you sell your shares, you may be subject to capital gains tax, generally calculated with reference to the difference between the sale proceeds and the fair market value of the shares on the date of exercise. The capital gain on which tax is chargeable may be reduced by taper relief, based on the number of complete years you hold the shares from the date of acquisition before selling them. If you remain employed by us or one of our affiliates for more than one year after acquiring your shares, your capital gain will be reduced by 50%; and if you remain employed for 2 years, it will be reduced by 75%. Capital gains tax is payable on your total capital gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption ((pound)8,200 for the UK tax year 6 April 2004 to 5 April 2005).

WITHHOLDING AND REPORTING

Your employer is required to withhold income tax and employees' NICs, as described in the section "Exercise of Replacement Option" above. Your employer also has to report the details of the exchange of options, the Replacement Option grant and any future option exercise on its annual UK Inland Revenue tax and share plan returns. In addition to your employer's reporting obligations, you must report details of any liabilities arising from the exercise of your Replacement Option and from the sale or disposal of shares to the Inland Revenue on your personal UK Inland Revenue tax return. You will be responsible for reporting and paying any taxes owed as a result of the sale of the shares.

ADDITIONAL REPORTING REQUIREMENTS

If you are a director or shadow director of a UK subsidiary of ours and the UK subsidiary is not wholly owned by us, you are subject to certain notification requirements under the Companies Act 1985. Specifically, you must notify the UK subsidiary in writing of your interest in us and the number and class of shares or rights to which the interest relates. You must also notify the UK subsidiary when you exercise your option or sell shares acquired through exercise of your Replacement Options. This disclosure requirement also applies to any rights or shares acquired by your spouse or child (under the age of 18).

TERMS OF REPLACEMENT OPTIONS

Your Replacement Options will be non-UK approved options. This means that they will not be granted under an Inland Revenue approved UK sub-plan to the Replacement Grant Plan, regardless of whether your Eligible Option Grants were UK approved options.

                              QUESTIONS AND ANSWERS

The references to Section numbers in these Questions and Answers are to Section numbers in the portion of the document entitled the Offer immediately preceding these Questions and Answers.

THE QUESTIONS AND ANSWERS ARE GROUPED UNDER THE FOLLOWING CATEGORIES:

     I.       General Discussion of the Stock Option Exchange Program

     II.      The Basics of the Stock Option Exchange Program

     III.     Vesting, Exercise Price and Term of Replacement Options

     IV.      How the Option Cancellation and Exchange Works

     V.       How the Offer Impacts Future Option Grants

     VI.      The Duration of this Offer

     VII.     U.S. Tax Status of Replacement Options; U.S. Tax Considerations

     VIII.    How to Tender for Exchange Your Eligible Option Grants

     IX.      Miscellaneous and More Information


                                     Q&A-1

           I. GENERAL DISCUSSION OF THE STOCK OPTION EXCHANGE PROGRAM

Q1    WHAT IS THE STOCK OPTION EXCHANGE PROGRAM?

A1 Our Stock Option Exchange Program (also referred to in these materials as the Offer) is a voluntary program permitting eligible employees to cancel certain stock options that have an exercise price that is equal to or greater than $5.00 per share (Eligible Option Grants) and exchange them for replacement options (Replacement Options). Your participation in this Offer is voluntary; you may either keep your current Eligible Option Grants at their current exercise price or tender for cancellation those Eligible Option Grants in exchange for Replacement Options. Your Replacement Options will cover the same number of shares covered by the Eligible Option Grants that you tender for exchange, including any options granted to you in the 6-month period immediately preceding the Commencement Date that are cancelled because of your election to tender Eligible Option Grants. The Replacement Options will be granted on June 14, 2005, or a later date if we extend the Expiration Date of the Offer (Replacement Option Grant Date), and will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date (or, if no sales are reported on such date, then the closing price of our common stock on the first day prior to such date on which there is a reported sale). (See Section 1 of the Offer to Exchange)

Q2    WHY IS THE STOCK OPTION EXCHANGE PROGRAM BEING OFFERED?

A2 We are offering the Stock Option Exchange Program because of the decline in the price of our common stock.

      As you are aware, we designed our stock option program to be a valuable benefit to you and to reward you for your contributions to our long-term business success. Our stock option program allows you to buy a specific number of shares of our common stock at a set exercise price on a future date. Generally, the exercise price is the price per share of common stock equal to the fair market value of our common stock on the date that your stock option was granted and is contained in your option agreement. If the current fair market value of our common stock is greater than the exercise price of the shares of common stock covered by your option, you would have the opportunity to purchase common stock with a built-in gain at the time you exercise your option. On a per share basis, the built-in gain would be equal to the excess of the value of the common stock on the day you exercise your option over the exercise price of your option.

                                     Q&A-2

      In light of the decline in the price of our common stock, we recognize that the exercise prices of the majority of outstanding options to purchase our common stock are currently higher than the price of our common stock as reported on Nasdaq, which has reduced the potential value of your options and our stock option program to you. (See Section 2 of the Offer to Exchange)

Q3    IS THIS A REPRICING?

A3 No. This is not a stock option repricing. Under stock option repricing, an employee's current options are immediately repriced.

Q4    I HAVE SEEN OTHER COMPANIES REPRICE OPTIONS. WHY ARE YOU NOT DOING THAT?

A4 In 1998, the Financial Accounting Standards Board adopted unfavorable accounting treatment for companies that reprice options. If we were to simply reprice options, we must take a charge against earnings on future appreciation of the repriced options.

Q5    WHY ARE YOU NOT JUST GRANTING ME ADDITIONAL OPTIONS?

A5 We strive to balance the need for a competitive compensation package for our employees with the interests of our shareowners. Because of the large number of options that we currently have outstanding, a large grant of new options could potentially have a dilutive effect on our earnings per share.

Q6    WHAT OPTIONS MAY I EXCHANGE AS PART OF THIS PROGRAM?

A6 As described more fully below, we are offering to exchange certain stock options that are currently outstanding under our 1999 Long-Term Incentives Plan, our 2000 Non-Qualified Stock Plan, our 2004 New-Hire Equity Incentive Plan, the GlobespanVirata, Inc. 1999 Equity Incentive Plan, the GlobespanVirata, Inc. 1999 Supplemental Stock Option Plan, and the Amended and Restated GlobespanVirata, Inc. 1999 Stock Incentive Plan (Company Option Plans). (See Section 1 of the Offer to Exchange)

      Any option granted under a Company Option Plan with an exercise price equal to or greater than $5.00 per share that is outstanding on the Expiration Date of the Offer, which is currently expected to be December 13, 2004, or a later date if we extend the Offer, will be eligible for exchange.

      If you attempt to exchange an option having an exercise price of less than $5.00 per share (other than options that you must agree to exchange pursuant to the next sentence), that option will not be an Eligible Option Grant and any election you may have made to tender for exchange that option will not be accepted by us. If you elect to tender for exchange an option with an exercise price equal to or greater than $5.00 per share, then you must also agree to exchange all of your options that were granted in the 6-month period immediately preceding the Commencement Date - even if the exercise price of any of those options is less than $5.00 per share. For example, based on a Commencement Date of November 12, 2004, to participate in this Offer, you must agree to exchange all of your options that were granted on or after May 12, 2004 -- even if the exercise price of any of those options is less

                                     Q&A-3
      than $5.00 per share. Your Replacement Options will cover the same number of shares covered by the Eligible Option Grants that you tender for exchange, including any options granted to you in the 6-month period immediately preceding the Commencement Date that are cancelled because of your election to tender Eligible Option Grants. (See Section 1 of the Offer to Exchange)

Q7    WHAT OPTIONS MUST I EXCHANGE AS PART OF THIS PROGRAM?

A7 You do not have to exchange any options as part of this program. However, if you decide to participate in the Offer and exchange any Eligible Option Grants, you must agree to exchange all options granted to you within the 6-month period preceding the Commencement Date, even if the exercise price of those options is less than $5.00.

Q8 ARE PURCHASE RIGHTS GRANTED UNDER OUR EMPLOYEE STOCK PURCHASE PLAN ELIGIBLE FOR EXCHANGE UNDER THE STOCK OPTION EXCHANGE PROGRAM?

A8 No. Neither purchase rights granted under our Employee Stock Purchase Plan nor shares of our common stock acquired under our Employee Stock Purchase Plan, 401(k) plan or other employee plans are eligible for exchange in the Stock Option Exchange Program.

Q9    ARE THERE CONDITIONS TO THE OFFER?

A9 Yes. In addition to the condition described in Q&A 7 above, the Offer is subject to a number of other conditions, including the conditions described in Section 6 of the Offer to Exchange which you should read carefully. However, the Offer is not conditioned on a minimum number of option holders accepting the Offer or a minimum number of options being exchanged. (See Section 6 of the Offer to Exchange)

Q10 ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE REPLACEMENT OPTIONS?

A10 You must be one of our employees or an employee of one of our subsidiaries on the Expiration Date, and you must remain continuously employed by us or one of our subsidiaries through the Replacement Option Grant Date. The eligibility of our President to participate in the Offer may also be conditioned upon his execution of an amendment to his employment agreement with us prior to the Expiration Date. If you are not an employee on the Expiration Date, you will not be eligible to exchange any Eligible Option Grants and any election you may have made will not be accepted by us. ALSO, IF YOU DO NOT REMAIN AN EMPLOYEE THROUGH THE REPLACEMENT OPTION GRANT DATE AND YOUR ELIGIBLE OPTION GRANTS WERE CANCELLED UNDER THIS OFFER, YOU WILL NOT BE GRANTED REPLACEMENT OPTIONS AND YOUR CANCELLED OPTIONS WILL NOT BE REINSTATED.

Q11   ARE ALL EMPLOYEES ELIGIBLE TO PARTICIPATE IN THIS OFFER?

                                     Q&A-4

A11 Yes, all employees are eligible to participate, subject to the eligibility requirements set forth under A10.

Q12   ARE EMPLOYEES LOCATED OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

A12 All current employees, including employees outside the United States, holding Eligible Option Grants may participate in the Offer. Special considerations or conditions may apply to employees located outside the United States. In some countries, the application of local rules may have important consequences to those employees. Included with this Offer are short summaries of the tax and other consequences with respect to the countries where our non-U.S. employees are located (see Schedule B attached to these materials). If you are an employee located outside the United States, you should review these summaries. We also recommend that you consult your individual tax, legal and investment advisors.

Q13   ARE THE TERMS AND CONDITIONS OF THE OFFER THE SAME FOR EVERYONE?

A13 No. The terms and conditions for our Senior Executives, non-exempt employees and employees residing in certain foreign jurisdictions are different. (See Section 1 and Schedule B of the Offer to Exchange)

Q14   HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

A14 We understand that this will be a challenging decision for everyone. The program does carry considerable risk, and there are no guarantees regarding our future stock performance. As a result, the decision to participate must be your personal decision, and it will depend largely on your assumptions about the future overall economic environment, the performance of the Nasdaq National Market, our own stock price and our business.

               II. THE BASICS OF THE STOCK OPTION EXCHANGE PROGRAM

Q15   HOW DOES THE OFFER WORK?

A15 On or before the Expiration Date, you may decide to tender for exchange any or all of your Eligible Option Grants for Replacement Options to be granted on the Replacement Option Grant Date. Your Replacement Options will cover the same number of shares covered by the Eligible Option Grants that you tender for exchange. The number of shares to be granted under your Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transaction that may occur between the Expiration Date and the Replacement Option Grant Date.

      If you elect to tender for exchange any of your Eligible Option Grants, you must agree to exchange all options granted to you during the 6-month period immediately preceding the Commencement Date, even if the exercise price of such options is less than $5.00 per share. For example, based on a Commencement Date of November 12, 2004, to participate

                                     Q&A-5
      in this Offer, you must agree to exchange all of your options that were granted on or after May 12, 2004 -- even if the exercise price of any of those options is less than $5.00 per share. Your Replacement Options will cover the same number of shares covered by the Eligible Option Grants that you tender for exchange, including any options granted to you in the 6-month period immediately preceding the Commencement Date that are cancelled because of your election to tender Eligible Option Grants. (See
      Section 1 of the Offer to Exchange)

Q16 WHAT IF MY ELIGIBLE OPTION GRANTS ARE NOT CURRENTLY VESTED? CAN I EXCHANGE THEM?

A16 Yes. Your Eligible Option Grants do not need to be vested in order for you to participate in the Offer.

Q17 IF I ELECT TO TENDER FOR EXCHANGE MY ELIGIBLE OPTION GRANTS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTION GRANTS OR CAN I JUST EXCHANGE SOME OF THEM?

A17 If you have more than one Eligible Option Grant, then you may tender any or all of them for exchange. However, you cannot tender part of any particular Eligible Option Grant and keep the balance; you must tender all unexercised shares that are subject to each particular Eligible Option Grant that you tender in this Offer. In all cases, if you tender any of your Eligible Option Grants, you must agree to exchange all options granted to --- you during the 6-month period before the Commencement Date, even if the exercise price of such options is less than $5.00 per share. Based on a Commencement Date of November 12, 2004, all options granted to you on or after --- May 12, 2004 must be exchanged if you exchange any of your Eligible Option Grants. (See Section 1 of the Offer to Exchange)

Q18 WHY MUST I SURRENDER OPTIONS GRANTED IN THE LAST SEVERAL MONTHS (WHICH HAVE A FAIRLY LOW EXERCISE PRICE) IF I ELECT TO TENDER ELIGIBLE OPTION GRANTS FOR EXCHANGE?

A18 If we allowed you to keep options that were granted within the 6-month period immediately preceding the Commencement Date, then we could be required under applicable accounting rules to recognize significant charges in our financial statements, which could reduce our reported earnings for each fiscal quarter that the recently granted options remained outstanding. This could have a negative impact on the performance of our stock price.

Q19 MY OPTIONS ARE SEPARATED BETWEEN INCENTIVE STOCK OPTIONS AND NONQUALIFIED STOCK OPTIONS BECAUSE MY ORIGINAL GRANT EXCEEDED THE $100,000 LIMIT ON INCENTIVE STOCK OPTIONS IMPOSED BY U.S. TAX LAWS. CAN I CANCEL ONE PART BUT NOT THE OTHER? (THIS QUESTION IS RELEVANT ONLY FOR EMPLOYEES WHO ARE LOCATED IN THE UNITED STATES.)

A19 No. An option that has been separated into a partial incentive stock option and a partial nonqualified stock option is still considered to be a single option, and cannot be separated

                                     Q&A-6
      for purposes of this Offer. You should note that all Replacement Options will be nonqualified stock options, even if issued in exchange for incentive stock options.

Q20   WHEN WILL I RECEIVE MY REPLACEMENT OPTIONS?

A20 You will be granted your Replacement Options on the Replacement Option Grant Date, which is expected to be June 14, 2005, or a later date if we extend the Offer.

Q21 WHY WILL I NOT RECEIVE MY REPLACEMENT OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

A21 In order to avoid adverse accounting consequences that can result from stock option exchanges, we cannot grant Replacement Options for at least 6 months and one day after the Expiration Date (which is currently expected to be December 13, 2004). Therefore, you will not receive your Replacement Options until the Replacement Option Grant Date (again, which is expected to be June 14, 2005, or a later date if we extend the Offer). Any other options that otherwise would have been granted to you by us prior to the Replacement Option Grant Date will also be deferred until the Replacement Option Grant Date. (See Section 5 of the Offer to Exchange)

          III. VESTING, EXERCISE PRICE AND TERM OF REPLACEMENT OPTIONS

Q22   HOW WILL MY REPLACEMENT OPTIONS VEST?

A22   Each Replacement Option will vest as follows:

      - If your cancelled Eligible Option Grant was granted on or before December 31, 2002 or if you are a Senior Executive, then one-third of the shares subject to the Replacement Option granted in exchange for such Eligible Option Grant shall vest and become exercisable one year after the Replacement Option Grant Date, one-third of the shares subject to such Replacement Option shall vest and become exercisable 2 years after the Replacement Option Grant Date, and one-third of the shares subject to such Replacement Option shall vest and become exercisable 3 years after the Replacement Option Grant Date;

      - If your cancelled Eligible Option Grant was granted after December 31, 2002 and you are not a Senior Executive, then 50% of the shares subject to the Replacement Option granted in exchange for such Eligible Option Grant shall vest and become exercisable one year after the Replacement Option Grant Date, 25% of the shares subject to such Replacement Option shall vest and become exercisable 2 years after the Replacement Option Grant Date, and 25% of the shares subject to such Replacement Option shall vest and become exercisable 3 years after the Replacement Option Grant Date; and

      - Notwithstanding the foregoing, if you are involuntarily terminated from employment with us or one of our subsidiaries without cause within one year following the Replacement Option Grant Date, then 50% of the shares subject to the Replacement Option granted in exchange for such Eligible Option Grant shall immediately vest as of the date of your termination. Non-exempt employees may exercise these accelerated options at any time after six months following the Replacement Option Grant Date through December 31, 2006. All other employees may exercise these options at any time on or before December 31, 2006.

      (See Section 5 of the Offer to Exchange)

Q23 IF MY EMPLOYMENT IS TERMINATED BETWEEN THE EXPIRATION DATE AND THE REPLACEMENT OPTION GRANT DATE, CAN I STILL PARTICIPATE IN THE OFFER?

                                     Q&A-7

A23 No. If you tender your option grants and your employment with us or one of our subsidiaries terminates, whether voluntarily, involuntarily, or for any other reason (including death), after the Expiration Date but before your Replacement Options are granted, you will forfeit the option grants that were tendered and you will not receive any Replacement Options. THEREFORE, IF YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION FOR THE ELIGIBLE OPTION GRANTS YOU TENDERED AND WHICH THE COMPANY ACCEPTED AND CANCELLED, NOR WILL YOU RECEIVE ANY CONSIDERATION FOR ANY OTHER OPTIONS THAT HAVE BEEN CANCELLED BECAUSE OF YOUR ELECTION TO TENDER ELIGIBLE OPTION GRANTS. (See Sections 1 and 8 of the Offer to Exchange)

Q24 WILL I HAVE TO WAIT LONGER TO SELL COMMON STOCK UNDER MY REPLACEMENT OPTIONS THAN I WOULD UNDER THE ELIGIBLE OPTION GRANTS THAT I EXCHANGE?

A24 Possibly. Non-exempt employees (i.e., those entitled to receive overtime pay) may not exercise their Replacement Options during the six months immediately following the Replacement Option Grant Date. Additionally, employees who are subject to our trading window policy may have to wait longer to sell any portion of the shares of common stock subject to the Replacement Options. Finally, if you are an employee located outside the United States, you may also have to wait to exercise your Replacement Options or sell shares of common stock subject to the Replacement Options. If you have questions about our trading window policy, you should contact Jasmina Theodore Boulanger, Esq. by telephone at (949) 483-3223.

Q25   WHAT IS THE EXERCISE PRICE FOR THE REPLACEMENT OPTIONS?

A25 The exercise price of your Replacement Options will be the Fair Market Value of our common stock on the Replacement Option Grant Date, which is expected to be June 14, 2005, or a later date if we extend the Offer. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date (or, if no sales are reported on such date, then the closing price of our common stock on the first day prior to such date on which there is a reported sale). WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTION GRANTS YOU EXCHANGED. Therefore, we recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Offer and exchange your Eligible Option Grants. (See Section 8 of the Offer to Exchange)

Q26   HOW LONG IS THE OPTION TERM OF THE REPLACEMENT OPTIONS?

A26 Replacement Options will have a term of 8 years, beginning on the Replacement Option Grant Date. (See Section 8 of the Offer to Exchange)

                                     Q&A-8

               IV. HOW THE OPTION CANCELLATION AND EXCHANGE WORKS

Q27 IF I EXCHANGE MY ELIGIBLE OPTION GRANTS, HOW MANY SHARES WILL I RECEIVE UNDER MY REPLACEMENT OPTIONS?

A27 This is a share-for-share Stock Option Exchange Program, so your Replacement Options will cover the same number of shares covered by the Eligible Option Grants that you tender for exchange, including any options granted to you in the 6-month period immediately preceding the Commencement Date that are cancelled because of your election to tender Eligible Option Grants. However, the number of shares covered by your Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transaction that may occur between the Expiration Date and the Replacement Option Grant Date. (See Sections 1 and 8 of the Offer to Exchange)

Q28 I HAVE MORE THAN ONE ELIGIBLE OPTION GRANT. DO I HAVE TO EXCHANGE ALL OF THEM IN ORDER TO PARTICIPATE?

A28 No. You may tender one or more of your Eligible Option Grants for exchange, or none at all. However, if you elect to tender any of your Eligible Option Grants, you must agree to exchange all options granted to you during the 6-month period immediately preceding the Commencement Date, even if the exercise price of such options is less than $5.00 per share. For example, based on a Commencement Date of November 12, 2004, to participate in this Offer, you must agree to exchange all of your options that were granted on or after May 12, 2004 -- even if the exercise price of any of those options is less than $5.00 per share. Your Replacement Options will cover the same number of shares covered by the Eligible Option Grants that you tender for exchange, including any options granted to you in the 6-month period immediately preceding the Commencement Date that are cancelled because of your election to tender Eligible Option Grants. (See Section 1 of the Offer to Exchange)

Q29   CAN I EXCHANGE A PORTION OF AN UNEXERCISED ELIGIBLE OPTION GRANT?

A29 No. If you elect to tender any particular Eligible Option Grant, you must agree to exchange all unexercised options covered by that Eligible Option Grant. (See Section 1 of the Offer to Exchange)

                                     Q&A-9

Q30 CAN I EXCHANGE THE REMAINING PORTION OF AN ELIGIBLE OPTION GRANT THAT I HAVE PARTIALLY EXERCISED?

A30 Yes, but you must tender all of the remaining portion of that Eligible Option Grant. (See Section 1 of the Offer to Exchange)

Q31 IF I ELECT TO TENDER ONE OR MORE OF MY ELIGIBLE OPTION GRANTS AS PART OF THE OFFER, ARE ANY OTHER OPTIONS AFFECTED?

A31 Yes. If you elect to tender any of your Eligible Option Grants, you must agree to exchange all options granted to you during the 6-month period immediately preceding the Commencement Date, even if the exercise price of such options is less than $5.00 per share. For example, based on a Commencement Date of November 12, 2004, to participate in this Offer, you must agree to exchange all of your options that were granted on or after May 12, 2004 -- even if the exercise price of any of those options is less than $5.00 per share. Your Replacement Options will cover the same number of shares covered by the Eligible Option Grants that you tender for exchange, including any options granted to you in the 6-month period immediately preceding the Commencement Date that are cancelled because of your election to tender Eligible Option Grants. (See Section 1 of the Offer to Exchange)

                  V. HOW THE OFFER IMPACTS FUTURE OPTION GRANTS

Q32   AM I ELIGIBLE TO RECEIVE FUTURE GRANTS IF I PARTICIPATE IN THIS EXCHANGE?

A32 Because of the accounting limitations, if you elect to tender Eligible Option Grants, you are not eligible to receive additional stock option grants until after the Replacement Option Grant Date.

Q33   CAN YOU PROVIDE ME WITH EXAMPLES OF HOW AN OFFER TO EXCHANGE WILL OPERATE?

A33 Yes. Please note, however, that these examples may not apply if you are an employee located outside the United States.

      Example #1: For purposes of illustration only, assume that (1) the grant date of your Eligible Option Grant was October 27, 2000; (2) your Eligible Option Grant was for 1,200 shares; (3) the exercise price of your Eligible Option Grant was $6.44 per share (as adjusted); (4) the vesting schedule of your Eligible Option Grant was 50% per year (i.e., 600 shares vested as of October 27, 2001 and 600 shares vested as of October 27, 2002); (5) the fair market value of our common stock on the Replacement Option Grant Date (on or about June 14, 2005) will be $2.50 per share; and (6) you remain employed with us or one of our subsidiaries for at least three years following the Replacement Option Grant Date.


                                     Q&A-10

      Using the assumptions listed above, upon our acceptance of your valid election, we would cancel your original stock option on December 13, 2004. On the Replacement Option Grant Date, which would be on or after June 14, 2005, we would grant you a Replacement Option for 1,200 shares with an exercise price of $2.50 per share. Because the Eligible Option Grant was granted before December 31, 2002, one-third of the shares subject to the Replacement Option (i.e., 400 shares) will vest on the first anniversary of the Replacement Option Grant Date (in this case expected to be June 13, 2006), one-third (i.e., 400 shares) will vest on the second anniversary of the Replacement Option Grant Date (in this case expected to be June 13,
      2007), and one-third (i.e., 400 shares) will vest on the third anniversary of the Replacement Option Grant Date (in this case expected to be June 14, 2008).

      Example #2. For purposes of illustration only, assume that (1) the grant date of your Eligible Option Grant was March 5, 2004; (2) your Eligible Option Grant was for 1,200 shares; (3) the exercise price of your Eligible Option Grant was $7.42 per share; (4) the vesting schedule of your Eligible Option Grant was 25% per year (i.e., 300 shares vest on March 5, 2005, 300 shares vest on March 5, 2006, 300 shares vest on March 5, 2007 and 300 shares vest on March 5, 2008); (5) the fair market value of our common stock on the Replacement Option Grant Date (on or about June 14, 2005) will be $2.50 per share; (6) you are not a Senior Executive; and
      (7) you remain employed with us or one of our subsidiaries for at least three years following the Replacement Option Grant Date.


      Using the assumptions listed above, upon our acceptance of your valid election, we would cancel your original stock option on December 10, 2004. On the Replacement Option Grant Date, which would be on or after June 13, 2005, we would grant you a new option for 1,200 shares with an exercise price of $2.50 per share. Because the Eligible Option Grant was granted after December 31, 2002 and you are not a Senior Executive, 50% of the shares subject to the Replacement Option (i.e., 600 shares) will vest on the first anniversary of the Replacement Option Grant Date (in this case expected to be June 14, 2006), 25% (i.e., 300 shares) will vest on the second anniversary of the Replacement Option Grant Date (in this case expected to be June 14, 2007), and 25% (i.e., 300 shares) will vest on the third anniversary of the Replacement Option Grant Date (in this case expected to be June 14, 2008).

                         VI. THE DURATION OF THIS OFFER

Q34   HOW LONG WILL THIS OFFER REMAIN OPEN?

A34 Presently, the Offer is scheduled to remain open until 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date, which is currently expected to be December 13, 2004. We currently have no plans to extend the Offer beyond December 13, 2004. However, if we do extend the Offer, we will announce the extension no later than 6:00 a.m., U.S. Pacific Standard Time, on the next business day following the last previously scheduled or announced Expiration Date. (See Sections 3 and 13 of the Offer to Exchange)

Q35 IF THE OFFER IS EXTENDED, HOW DOES THE EXTENSION IMPACT THE DATE ON WHICH MY REPLACEMENT OPTIONS WILL BE GRANTED?

                                    Q & A-11

A35 If we extend the Offer, the Replacement Option Grant Date will be extended to a day that is at least 6 months and one day after the extended Expiration Date. (See Section 13 of the Offer to Exchange)

      VII. U.S. TAX STATUS OF REPLACEMENT OPTIONS; U.S. TAX CONSIDERATIONS

      This section of the Questions and Answers relates only to persons subject to U.S. Federal income taxes and does not cover any state, local or non-U.S. tax consequences. IF YOU ARE AN EMPLOYEE LOCATED OUTSIDE THE UNITED STATES, PLEASE REVIEW THE SUMMARIES IN SCHEDULE B AND/OR CONSULT YOUR PERSONAL TAX ADVISOR TO DETERMINE THE TAX AND SOCIAL INSURANCE CONTRIBUTIONS CONSEQUENCES OF THIS EXCHANGE TRANSACTION.

Q36 WILL MY REPLACEMENT OPTIONS BE INCENTIVE STOCK OPTIONS OR NONQUALIFIED STOCK OPTIONS?

A36   The Replacement Options will be nonqualified stock options only.

Q37 IN THE U.S., WHAT IS THE DIFFERENCE IN TAX TREATMENT BETWEEN NONQUALIFIED STOCK OPTIONS AND INCENTIVE STOCK OPTIONS?

A37 When you exercise a nonqualified stock option, you will pay federal, state and local income taxes and FICA taxes on the difference between the exercise price of the nonqualified stock option and the fair market value of the common stock on the day of exercise. For employees, this amount will be reported as income on your W-2 for the year in which the exercise occurs. Also for employees, withholding amounts must be collected when the exercise takes place. When you sell shares that you have acquired by exercising a nonqualified stock option, any excess of the sale price over the exercise price of the option will be treated as long term capital gain or short term capital gain taxable to you at the time of sale, depending on whether you held the shares for more than one year.

      You generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of your shares, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. When you sell your shares that you have acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of your shares is a qualifying disposition if it is made after the later of: (a) more than 2 years from the date the incentive stock option was granted and (b) more than one year after the date the incentive stock option was exercised.

      If the disposition of your shares you received when you exercised incentive stock options is a qualifying disposition, any excess of the sale price over the exercise price of the option will be treated as long term capital gain taxable to you at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of your shares on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the


                                     Q&A-12
      option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount you realize in excess of the ordinary income amount will be long-term capital gain or short-term capital gain, depending on whether or not you sold your shares more than one year after the option was exercised. (See Section 12 of the Offer to Exchange)

Q38   WILL I HAVE TO PAY TAXES IF I EXCHANGE MY ELIGIBLE OPTION GRANTS IN THE
      OFFER?

A38 We do not believe there are any tax consequences as a result of your participation in the Offer. However, for personalized tax advice you should contact your own tax advisor. (See Section 12 of the Offer to Exchange)

Q39   WHAT ARE THE TAX IMPLICATIONS FOR NOT PARTICIPATING IN THIS OFFER?

A39 We do not believe that our Offer to you will change any of the terms of your Eligible Option Grants if you do not accept the Offer. However, the Internal Revenue Service may characterize our Offer to you as a modification of those Eligible Option Grants that are incentive stock options, even if you decline the Offer. A successful assertion by the Internal Revenue Service that your Eligible Option Grants have been modified could extend the Eligible Option Grants' holding period to qualify for favorable tax treatment and cause a portion of your Eligible Option Grants to be treated as nonqualified stock options. In order to minimize the risk that our Offer to you could be characterized as a modification of those Eligible Option Grants that are incentive stock options, we have structured the Offer so that we retain the right to choose whether or not to accept Eligible Option Grants for exchange. Accordingly, your Eligible Option Grants (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Option Grants for exchange. If you choose not to exchange your Eligible Option Grants and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those Eligible Option Grants and the sale of the common stock that you will receive upon exercise. We currently expect that we will accept promptly after the Expiration Date all Eligible Option Grants that are properly submitted to be exchanged and have not been properly withdrawn. (See Sections 3 and 12 of the Offer to Exchange)

            VIII. HOW TO ELECT TO TENDER YOUR ELIGIBLE OPTION GRANTS

Q40   WHAT DO I NEED TO DO TO EXCHANGE MY ELIGIBLE OPTION GRANTS?

A40 If you decide to participate in the Offer, YOU MUST FAX OR HAND DELIVER A COMPLETED, SIGNED AND DATED ELECTION FORM, IN ITS ENTIRETY, BEFORE 5:00 P.M., U.S. PACIFIC STANDARD TIME, ON THE EXPIRATION DATE (CURRENTLY DECEMBER 13, 2004, UNLESS WE EXTEND THE OFFER). Election Forms can be found online at our nextweb site and at the SEC's website, which can be accessed either at http://www.sec.gov or through our website at http://www.conexant.com/ir/sec_filings.html. If you are having difficulty accessing the Election Forms, or would like assistance accessing these forms, please contact Stock Administration via telephone at (949) 483-4525 or via email at stock.admin@conexant.com.


                                     Q&A-13

      Election Forms submitted via fax must be sent to fax number (949) 483-4525; Attention: Stock Administration. Election Forms submitted via hand delivery must be delivered to Stock Administration, Conexant Systems, Inc., in Human Resources located in the main building at 4000 MacArthur Blvd., Newport Beach, California.

      THE METHOD OF DELIVERY IS AT YOUR SOLE ELECTION AND RISK, AND YOUR COMPLETED, SIGNED ELECTION FORM MUST ACTUALLY BE RECEIVED BY OUR STOCK ADMINISTRATION OFFICE NO LATER THAN 5:00 P.M., U.S. PACIFIC STANDARD TIME, ON THE EXPIRATION DATE. THERE WILL BE NO EXCEPTIONS. DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY US IN ACCORDANCE WITH THE ABOVE-NOTED INSTRUCTIONS. SENDING YOUR ELECTION FORM THROUGH OUR INTEROFFICE MAIL, DEPOSITING YOUR ELECTION FORM IN THE MAIL OR WITH A COURIER, OR INITIATING BUT NOT COMPLETING A FAX, WILL NOT CONSTITUTE DELIVERY -- YOUR ELECTION FORM MUST PHYSICALLY REACH OUR STOCK ADMINISTRATION OFFICE BEFORE THE DEADLINE VIA FAX OR HAND DELIVERY IN ORDER TO BE VALID. IF WE DO NOT RECEIVE A PROPERLY COMPLETED AND DULY SIGNED ELECTION FORM FROM YOU BEFORE 5:00 P.M., U.S. PACIFIC STANDARD TIME, ON THE EXPIRATION DATE, WE WILL NOT ACCEPT ANY OF YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE AND WE WILL NOT GRANT ANY REPLACEMENT OPTIONS TO YOU.

      We will only accept Election Forms submitted via fax or hand delivery, and we will not accept any Election Forms delivered by our interoffice mail, U.S. or international mail or email. We will not accept delivery of any Election Forms after 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date.

      Please also note that, even if you timely submit your Election Form, we are required by applicable tax laws to retain the right to choose whether or not to accept Eligible Option Grants for exchange. Accordingly, your Eligible Option Grants (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Option Grants for exchange, provided that such Eligible Option Grants are properly and timely exchanged and are not properly withdrawn. We currently expect that all Eligible Option Grants that are properly and timely tendered for exchange and have not been properly withdrawn will be accepted promptly after the Expiration Date.

      We may reject any Eligible Option if we determine the Election Form is not properly and timely completed or to the extent that we determine it would be unlawful to accept the Eligible Option Grants.

Q41 CAN I ACCESS A LIST OF ALL OF MY OPTIONS THAT MAY BE TENDERED FOR EXCHANGE IN THE OFFER, AS WELL AS ALL OTHER OPTIONS GRANTED TO ME ON OR AFTER MAY 12, 2004?

A41 Yes. In order to view this list, please access your stock option account at the Mellon Investor Services LLC web site. This web site may be accessed either at https://esd.melloninvestor.com, or through our nextweb home page by clicking on the "Mellon Investor Services Stock Options" button located on the bottom of the home page or in the left navigation pane under "Services."

      You will need the following information to view your list:


                                     Q&A-14

      Global ID       For U.S. employees, your global ID is your social security number (do not include dashes).

                      For non-U.S. employees, your global ID is 900 plus your employee ID number (example: 900410000). If you are located in Israel, your global ID number will begin with 920.

      PIN: Mellon Investor Services LLC (Mellon) has sent a reminder PIN letter to your home address of record. If you do not have your PIN, please contact Stock Administration by telephone at (949) 483-4525 or by email at stock.admin@conexant.com.

      Stock Symbol:   "CNXT" for Conexant Systems, Inc.

      If you believe there are any errors on this list, please print your list of options from Mellon's web site, make the necessary corrections to the list, and return the list to us with your Election Form.

Q42   WHAT IS THE DEADLINE TO ELECT TO PARTICIPATE IN THE OFFER?

A42 You must submit your Election Form, in its entirety, via facsimile or hand delivery by 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date, which is expected to be December 13, 2004. Election Forms received after 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date will not be considered timely and any Eligible Option Grants tendered for exchange therein will not be accepted. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we do extend the Offer, we will announce the extension no later than 6:00 a.m., U.S. Pacific Standard Time, on the next business day following the last previously scheduled or announced Expiration Date. (See Sections 3 and 13 of the Offer to Exchange)

Q43   CAN I CHANGE MY ELECTION? HOW OFTEN?

A43 Yes. You may change your election as often as you wish at any time before 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date.

      To change your election, you must submit to us a new Election Form, in its entirety, before 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date in the same manner described in Q&A 40 above.

      THE LAST FORM WE RECEIVE, IN ITS ENTIRETY, FROM YOU PRIOR TO 5:00 P.M., U.S. PACIFIC STANDARD TIME, ON THE EXPIRATION DATE WILL BE CONSIDERED YOUR FINAL ELECTION WITH RESPECT TO THE OFFER.

Q44   CAN I WITHDRAW MY ELECTION?


                                     Q&A-15

A44 Yes. If you elected to tender one or more Eligible Option Grants for exchange and subsequently decide you do not want to participate in the Offer, you can withdraw your election at any time before 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date, by submitting a Withdrawal Form.

      HOWEVER, IF YOU WISH TO WITHDRAW ANY OF THE ELIGIBLE OPTION GRANTS THAT YOU PREVIOUSLY TENDERED FOR EXCHANGE PURSUANT TO AN ELECTION FORM, THEN YOU MUST WITHDRAW ALL OF THE OPTIONS THAT YOU PREVIOUSLY TENDERED FOR EXCHANGE. IN OTHER WORDS, IF YOU SUBMIT A WITHDRAWAL FORM, YOU WILL BE WITHDRAWING ALL OF YOUR PREVIOUSLY TENDERED OPTIONS FROM THE OFFER.

      To withdraw your election, your completed, signed and dated Withdrawal Form must be faxed or hand delivered before 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date. Withdrawal Forms can be found online at our nextweb site and at the SEC's website, which can be accessed either at http://www.sec.gov or through our website at http://www.conexant.com/ir/sec_filings.html. If you are having difficulty accessing the Withdrawal Forms, or would like assistance accessing these forms, please contact Stock Administration via telephone at (949) 483-4525 or via email at stock.admin@conexant.com. Withdrawal Forms must be submitted in the same manner as Election Forms, as discussed in Q&A 40 above.

      THE LAST FORM WE RECEIVE, IN ITS ENTIRETY, FROM YOU PRIOR TO 5:00 P.M., U.S. PACIFIC STANDARD TIME, ON THE EXPIRATION DATE WILL BE CONSIDERED YOUR FINAL ELECTION WITH RESPECT TO THE OFFER.

Q45 WHAT IF I WITHDRAW MY ELECTION AND THEN DECIDE AGAIN THAT I WANT TO PARTICIPATE IN THE OFFER?

A45 If, after you have properly submitted a Withdrawal Form covering Eligible Option Grants, you then decide prior to the Expiration Date that you wish to tender for exchange any or all of your Eligible Option Grants, you may reelect to participate in the Offer by submitting a new Election Form prior to the Expiration Date. The new Election Form MUST BE DATED AFTER THE DATE OF YOUR MOST RECENT WITHDRAWAL FORM and must be submitted in the same manner as other Election Forms, as discussed in Q&A 40 above. (Section 5)

      THE LAST FORM WE RECEIVE, IN ITS ENTIRETY, FROM YOU PRIOR TO 5:00 P.M., U.S. PACIFIC STANDARD TIME, ON THE EXPIRATION DATE WILL BE CONSIDERED YOUR FINAL ELECTION WITH RESPECT TO THE OFFER.

Q46   WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

A46 If you miss this deadline, you cannot participate in the Offer. THERE WILL BE NO EXCEPTIONS. Election Forms received after 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date will not be considered timely and any Eligible Option Grants tendered for exchange therein will not be accepted.

                                     Q&A-16

      See Q&A 40 above for more information regarding the return of completed Election Forms to Stock Administration.

Q47   WILL I RECEIVE A CONFIRMATION OF MY ELECTION?

A47 Yes. If submitted via fax, you should retain the confirmation sheet from the facsimile transmittal of your Election Form as evidence of timely transmission. Additionally, we intend to send confirmation of receipt of your Election Form to you by email within 3 business days of receipt. If you timely and properly submit an Election Form and do not receive this confirmation within 3 business days of your delivery, you must confirm that we have received your Election Form by contacting Stock Administration via telephone at (949) 483-4525 or via email at stock.admin@conexant.com. (See Section 5 of the Offer)

Q48.  WILL I RECEIVE CONFIRMATION THAT MY EXCHANGED OPTIONS HAVE BEEN CANCELLED?

A48. Yes. For purposes of the Offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to the option holders of our acceptance for exchange of such options. This notice may be made by press release, interoffice memorandum, email or another method of communication. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the Expiration Date all properly tendered options that are not validly withdrawn.

      After we give oral or written notice of our acceptance for exchange of such options, you will be able to confirm that the Eligible Option Grants you elected to tender for exchange, as well as all other options granted to you in the 6-month period immediately preceding the Commencement Date, were properly cancelled, and that no other options were improperly cancelled, by accessing your stock options account with Mellon. The account may be accessed in accordance with the instructions set forth in Q&A 41 above. THIS VERIFICATION IS YOUR RESPONSIBILITY. IF YOU BELIEVE THERE HAS BEEN AN ERROR AS A RESULT OF THIS OFFER TO EXCHANGE OR OTHERWISE, IMMEDIATELY CONTACT STOCK ADMINISTRATION VIA TELEPHONE AT (949) 483-4525 OR VIA EMAIL AT STOCK.ADMIN@CONEXANT.COM.

                    IX. MISCELLANEOUS ADDITIONAL INFORMATION

Q49 WHAT HAPPENS TO MY REPLACEMENT OPTIONS IF CONEXANT SYSTEMS, INC. MERGES OR IS ACQUIRED PRIOR TO THE REPLACEMENT OPTION GRANT DATE?

A49 If we merge with or are acquired by another entity between the Expiration Date and Replacement Option Grant Date, then the resulting entity will be obligated to grant the Replacement Options under the same terms as provided in this Offer; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common

                                     Q&A-17
      stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's common stock than the number of shares subject to the Eligible Option Grants that you exchange, if any, if no acquisition had occurred. (See Section 8 of the Offer to Exchange)

Q50   WHAT IF I DO NOT ACCEPT THIS OFFER?

A50 This Offer is completely voluntary. You do not have to participate, and there are no penalties for electing not to participate in this Offer. However, if you are an employee located in the United States, you choose not to participate in this Offer and your Eligible Option Grants are incentive stock options, the Offer may modify the status of your incentive stock options. Please see Q&A 39 above for further discussion. (See Sections 1 and 12 of the Offer to Exchange)

Q51 OTHER THAN THE REPLACEMENT OPTIONS, WILL I RECEIVE ANY OTHER PAYMENT OR CONSIDERATION FOR MY PARTICIPATION IN THE OFFER?

A51 No. The only consideration that you will receive for your participation in the Offer will be a grant of Replacement Options, subject to the terms of this Offer.

Q52 WILL THERE BE ANY SPECIAL ARRANGEMENTS FOR PEOPLE WHO ELECT NOT TO PARTICIPATE IN THE OFFER?

A52 No. There will not be any special arrangements for people who elect not to participate in the Offer.

Q53   WHERE DO I GO IF I HAVE ADDITIONAL QUESTIONS ABOUT THIS OFFER?

A53 If you have additional questions, please contact Stock Administration via telephone at (949) 483-4525 or via email at stock.admin@conexant.com.

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